SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:
☐ PreliminaryProxy Statement	☐ Confidential,For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ DefinitiveProxy Statement
☐ DefinitiveAdditional Materials
☐ SolicitingMaterial Under Rule 14a-12

BlackRock, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment	of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 15, 2004

Dear Stockholder:

It is my pleasure to invite you to BlackRock, Inc.’s 2004 Annual Meeting of Stockholders.

We will hold the meeting on Tuesday, May 11, 2004, beginning at 9:00 a.m., local time, at The New York Palace Hotel, 455 Madison Avenue, New York, New York 10022.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about BlackRock. Our 2003 Annual Report to Stockholders accompanies these enclosures.

Your vote is important. Whether you plan to attend the meeting or not, please review the enclosed material and complete, sign, date and return the enclosed proxy card in the envelope provided so that the matters coming before the meeting can be acted upon. If you attend the meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the meeting.

Sincerely,

Laurence D. Fink

Chairman and Chief Executive Officer

BlackRock, Inc.

40 East 52nd Street New York New York 10022

March 15, 2004

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

To The Stockholders:

We will hold the Annual Meeting of the Stockholders of BlackRock, Inc. at The New York Palace Hotel, 455 Madison Avenue, New York, New York 10022, on Tuesday, May 11, 2004, beginning at 9:00 a.m., local time. At our Annual Meeting, we will ask you to:

(1)	elect four directors;

(2)	approve an amendment to the BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan; and

(3)	consider any other business that is properly presented at the Annual Meeting.

You may vote at the Annual Meeting if you were a BlackRock stockholder at the close of business on March 12, 2004.

We have enclosed a Proxy Statement, form of proxy and self-addressed envelope. Please complete, sign and date the enclosed proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

Robert P. Connolly

Corporate Secretary

BlackRock, Inc.

40 East 52nd Street New York New York 10022

March 15, 2004

PROXY STATEMENT

The proxy materials are delivered in connection with the solicitation by the Board of Directors of BlackRock, Inc. of proxies to be voted at BlackRock’s 2004 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

You are invited to attend our 2004 Annual Meeting of Stockholders on Tuesday, May 11, 2004, beginning at 9:00 a.m., local time. The Annual Meeting will be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York 10022.

This Proxy Statement, form of proxy and voting instructions are being mailed starting March 19, 2004.

Items to Be Voted on at the Annual Meeting

The items of business scheduled to be voted on at the Annual Meeting are:

•	The election of directors; and

•	The approval of an amendment to the BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan (the “Performance-Based Retention Plan”).

We will also consider other business that properly comes before the Annual Meeting.

Board Recommendation

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board of Directors, and “FOR” the approval of the amendment to the Performance-Based Retention Plan.

Stockholders Entitled to Vote

Holders of record of BlackRock common stock at the close of business on March 12, 2004 are entitled to receive this notice and to vote their shares of BlackRock common stock at the Annual Meeting. As of March 12, 2004, 18,341,520 shares of BlackRock’s class A common stock, par value $0.01 per share, and 45,284,013 shares of BlackRock’s class B common stock, par value $0.01 per share, were outstanding. Holders of class A common stock are entitled to one vote per share. Holders of class B common stock are entitled to five votes per share. Holders of class A common stock and class B common stock vote together as a single class on the matters to be considered at the Annual Meeting, and their votes are counted and totaled together.

How to Vote

Mark your proxy, date, and sign it, and return it to Mellon Investor Services LLC in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to BlackRock, Inc., c/o Mellon Investor Services, LLC, Church Street Station, P.O. Box 1633, New York, New York 10277-1633.

Voting at the Annual Meeting

In the event you mail your proxy and you attend the Annual Meeting, you may revoke your proxy and cast your vote personally at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

Revocation of Proxies

Proxies may be revoked at any time before they are exercised by:

•	written notice to the Corporate Secretary of BlackRock;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Annual Meeting.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

A plurality of the votes cast is required for Item 1, election of directors. The affirmative vote of holders of a majority of the shares of common stock for which votes are cast is required for Item 2, approval of the amendment to the Performance-Based Retention Plan; provided that the total votes cast at the Annual Meeting on Item 2 represent over 50 percent in interest of BlackRock’s common stock. Abstentions and broker “non-votes” are not counted in the voting tally for purposes of Item 1. With respect to Item 2, abstentions and broker “non-votes” will have a negative effect on the attainment of votes cast at the Annual Meeting representing over 50 percent in interest of the common stock.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Proxies may be solicited in person or by mail, telephone, electronic transmission, and facsimile transmission on our behalf by directors, officers or employees of BlackRock or its subsidiaries, without additional compensation. We will reimburse brokerage houses and other custodians, nominees, and fiduciaries that are requested to forward soliciting materials to the beneficial owners of the stock held of record by such persons.

List of Stockholders

A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 40 East 52nd Street, New York, New York 10022, by contacting the Corporate Secretary of BlackRock.

Multiple Copies of Annual Report to Stockholders

Our 2003 Annual Report to stockholders accompanies this Proxy Statement. In order to reduce printing and postage costs, we have undertaken an effort to deliver only one Annual Report and one Proxy Statement to multiple stockholders sharing an address. This delivery method, called “householding,” is not being used, however, if we have received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, we will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022. You may also contact the Corporate Secretary at (212) 754-5300. You can also notify us that you would like to receive separate copies of BlackRock’s Annual Report and Proxy Statement in the future by writing our Corporate Secretary. Even if your household has received only one Annual Report and one Proxy Statement, a separate proxy card has been provided for each stockholder account. Each proxy card should be signed, dated, and returned in the enclosed self-addressed envelope.

If your household has received multiple copies of BlackRock’s Annual Report and Proxy Statement, you can request the delivery of single copies in the future by marking the designated box on the enclosed proxy card.

If you own shares of common stock through a bank, broker or other nominee and receive more than one Annual Report and Proxy Statement, contact the holder of record to eliminate duplicate mailings.

Confidentiality of Voting

BlackRock keeps all the proxies, ballots, and voting tabulations confidential as a matter of practice. BlackRock only lets its Inspector of Election, Mellon Investor Services LLC, examine these documents. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to BlackRock management by Mellon Investor Services, LLC.

Voting Results

Mellon Investor Services LLC, our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which we plan to file with the Securities and Exchange Commission (the “SEC”) in August 2004.

Annual Report

BlackRock makes available free of charge through its website at www.blackrock.com under the headings “Investor Relations/Financial Information and SEC Filings,” its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Further, BlackRock will provide, without charge to each stockholder upon written request, a copy of BlackRock’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports. Requests for copies should be addressed to Joseph Feliciani, Managing Director, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022. Requests may also be directed to (212) 409-3519 or via e-mail to jfelicia@blackrock.com. Copies may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Neither the Annual Report on Form 10-K for the year ended December 31, 2003 nor the 2003 Annual Report to Stockholders is part of the proxy solicitation materials.

PRINCIPAL STOCKHOLDER

Four of our twelve directors are directors and/or executive officers of The PNC Financial Services Group, Inc. (“PNC”). As of February 27, 2004, PNC indirectly owned approximately 71% of our outstanding common stock, representing approximately 84% of the combined voting power of all classes of voting stock of BlackRock. As long as PNC owns a majority of the voting power of our common stock, PNC will be able to elect our entire Board of Directors and generally to determine the outcome of all corporate actions requiring stockholder approval. For further information, see “Item 1: Election of Directors—Agreement on Certain Director Nominations” and “Certain Relationships and Related Transactions.”

ITEM 1

ELECTION OF DIRECTORS

Information Concerning the Nominees and Directors

BlackRock’s amended and restated certificate of incorporation provides that the Board of Directors will initially consist of six directors, which number of directors may be increased or decreased by the Board of Directors. The current number of authorized directors has been set at twelve by the Board of Directors. The Board of Directors is classified into three classes, designated Class I, Class II, and Class III. The term of office of the members of one class of directors expires each year in rotation so that the members of one class are elected at each annual meeting to serve for full three-year terms, or until their successors are elected and qualified. Each class consists of one-third of the total number of directors constituting the entire Board of Directors.

The new corporate governance rules of the New York Stock Exchange (the “NYSE”) do not require BlackRock to have a majority of independent directors since BlackRock is a “controlled company” in that more than 50% of the voting power of BlackRock’s common stock is held by PNC. See “Principal Stockholder.”

The terms of office for the four directors in Class II expire at this Annual Meeting. The Board of Directors has selected the nominees listed below for election as Class II directors. The Board of Directors recommends a vote FOR the election of David H. Komansky, James E. Rohr, Ralph L. Schlosstein, and Lawrence M. Wagner as directors. If elected, each Class II director will serve until the annual meeting of stockholders in 2007 or until succeeded by another qualified director who has been elected, or until his death, resignation or retirement.

The persons named in the enclosed proxy intend to vote the proxy FOR the election of each of the four nominees, unless you indicate on the proxy card that your vote should be withheld from any or all such nominees. We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

The following biographical information regarding the nominees for director and each continuing director is as of March 7, 2004.

Nominees for Class II Directors Whose Terms Will Expire in 2007

David H. Komansky (age 65), Director since 2003, retired as chairman of the board of Merrill Lynch & Co., Inc. (“Merrill Lynch”) in April 2003. Mr. Komansky, who became chairman of the board of Merrill Lynch in April 1997, also served as a director and chief executive officer of Merrill Lynch from December 1996 to December 2002, and as a director, president and chief operating officer of Merrill Lynch from January 1995 to December 1996. In addition, Mr. Komansky is a director of Schering-Plough Corporation, WPP Group Plc, and AEA Investors LLC.

James E. Rohr (age 55), Director since 1998, is chairman and chief executive officer of PNC and PNC Bank, National Association (“PNC Bank”), the principal bank subsidiary of PNC. Mr. Rohr is also a director of PFPC Worldwide, Inc., PNC’s global fund services company, and a number of other PNC subsidiaries. Mr. Rohr is a director of PNC, Allegheny Technologies Incorporated, and Equitable Resources, Inc.

Ralph L. Schlosstein (age 53), Director since 1999, is president of BlackRock since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Schlosstein is also a member of BlackRock’s management committee, investment committee, and the investment strategy group. Mr. Schlosstein is chairman of the boards of BlackRock’s closed-end investment companies, chairman and president of the BlackRock Liquidity Funds, a director and officer of several of BlackRock’s alternative investment vehicles, and a director of Anthracite Capital, Inc.

Lawrence M. Wagner (age 64), Director since 1999, is president, chief executive officer and a director of The Hillman Company, a corporation engaged in diversified investments and operations.

Continuing Class I Directors Whose Terms Will Expire in 2006

William O. Albertini (age 60), Director since 2003. Before retiring in 1999, Mr. Albertini served as executive vice president and chief financial officer of Bell Atlantic Global Wireless, Inc. from September 1997 to April 1999. From January 1991 until August 1997, Mr. Albertini served as executive vice president and chief financial officer of Bell Atlantic Corp. and from 1995 to 1997 he served as a member of its board of directors. In addition, Mr. Albertini is a director of Airgas Inc., Triumph Group Incorporated, Charming Shoppes, Inc. and the Midwest Independent Transmission Service Operator. He also serves as a trustee of the Weller Foundation.

Laurence D. Fink (age 51), Director since 1999, is chairman and chief executive officer of BlackRock since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Fink is also the chairman of BlackRock’s management committee and a member of the investment committee and the investment strategy group. He is also president and a trustee of the BlackRock Funds, a director of several of BlackRock’s offshore funds and alternative investment vehicles, and chairman of the boards of Nomura BlackRock Asset Management Co., Ltd. and Anthracite Capital, Inc. Mr. Fink is also a member of the board of executives of the New York Stock Exchange, Inc.

Frank T. Nickell (age 56), Director since 1999, is president and chief executive officer of Kelso & Company, L.P. (“Kelso & Company”), a firm that manages private equity investment partnerships and private equity investments. In addition, Mr. Nickell is a director of The Bear Stearns Companies Inc. and Earle M. Jorgensen Company.

Thomas H. O’Brien (age 67), Director since 1999, retired as chief executive officer of PNC on May 1, 2000 after 15 years in that position and retired as chairman of PNC on May 1, 2001 after 13 years in that position. Mr. O’Brien is a director of PNC, Verizon Communications, Inc., and Hilb, Rogal & Hobbs Co.

Continuing Class III Directors Whose Terms Will Expire in 2005

William S. Demchak (age 41), Director since 2003, is vice chairman and chief financial officer of PNC and vice chairman of PNC Bank. Before joining PNC in September 2002, Mr. Demchak served as the Global Head of Structured Finance and Credit Portfolio for J.P. Morgan Chase & Co. from 1997 to May 2002.

Murry S. Gerber (age 51), Director since 2000, is president, chief executive officer and a director of Equitable Resources, Inc., an integrated energy company. Mr. Gerber was the chief executive officer of Coral Energy, L.P. from 1996 through 1998. Mr. Gerber was the treasurer of Shell Oil Company from 1994 through 1996.

James Grosfeld (age 66), Director since 1999, was formerly chairman of the board and chief executive officer of Pulte Corporation, a home builder and mortgage banking and financing company. In addition, Mr. Grosfeld is a director of Copart, Inc., Ramco-Gershenson Properties Trust, and Lexington Properties.

William C. Mutterperl (age 57), Director since 2003, is vice chairman of PNC and PNC Bank. Prior to joining PNC, from August 2002 to October 2002, Mr. Mutterperl was a partner in the business law division of the international law firm of Brown Rudnick Berlack Israels LLP in Boston. From February 2002 to May 2002, Mr. Mutterperl served as executive director of the Independent Oversight Board for Arthur Andersen LLP, headed by former Federal Reserve Chairman Paul Volcker. Previous to this position, from April 1985 to December 2001, Mr. Mutterperl served as Executive Vice President, General Counsel, and Secretary of FleetBoston Financial Corp.

Agreement on Certain Director Nominations

BlackRock, PNC Asset Management, Inc., the indirect, wholly owned subsidiary of PNC that holds PNC’s shares of BlackRock common stock, and those employees of BlackRock or its affiliates who hold shares of BlackRock class B common stock, are parties to a stockholders agreement.

Under the terms of the stockholders agreement (see “Item 1: Election of Directors—Certain Relationships and Related Transactions—Stockholders Agreement with PNC and Certain Employee Stockholders”), for so long as PNC owns voting stock representing at least 25% of the voting power of the voting stock of BlackRock, subject to applicable law, (i) the employee stockholders agree to vote their shares for the election of the four director candidates nominated by PNC and (ii) PNC agrees to vote its shares of Class B common stock for the two director candidates nominated by the BlackRock management committee. From and after the time PNC owns voting stock representing less than 25% but more than 10% of the voting power of BlackRock, subject to applicable law, (x) the employee stockholders agree to vote their shares of class B common stock for the election of two director candidates nominated by PNC and (y) PNC agrees to vote its shares of class B common stock for two director candidates nominated by the BlackRock management committee.

PNC’s designees on the Board of Directors are currently Thomas H. O’Brien, James E. Rohr, William S. Demchak, and William C. Mutterperl. Laurence D. Fink and Ralph L. Schlosstein have been designated by the BlackRock management committee.

Other Executive Officers

In addition to Messrs. Fink and Schlosstein, the following persons serve as BlackRock’s executive officers:

Robert S. Kapito (age 47), vice chairman of BlackRock since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Kapito is a member of BlackRock’s management committee, investment strategy group, fixed income and global equity operating committees, and the equity investment strategy group. Mr. Kapito also serves as president and a member of the boards of BlackRock’s closed-end investment companies.

Paul L. Audet (age 50), managing director and chief financial officer of BlackRock since 1998 and a member of BlackRock’s management committee and investment committee. Mr. Audet also serves as the treasurer of the BlackRock Liquidity Funds and the BlackRock Funds. Prior to joining BlackRock in 1998, Mr. Audet was a senior vice president at PNC, responsible for mergers and acquisitions and for finance at PNC Asset Management Group, Inc.

Robert P. Connolly (age 50), managing director and general counsel of BlackRock since 1998 and a member of BlackRock’s management committee. Mr. Connolly is responsible for all legal affairs of BlackRock. Prior to joining BlackRock in 1998, Mr. Connolly was general counsel of PNC Asset Management Group, Inc.

Board and Committees

The Board of Directors has four standing committees: an Audit Committee; a Compensation Committee; a Nominating and Governance Committee; and an Executive Committee. The current charters for each of the Audit Committee, Compensation Committee, Nominating and Governance Committee, and Executive Committee are available on our corporate website at www.blackrock.com under the headings “Investor Relations/Corporate Governance/Committee Charters.” Further, BlackRock will provide a copy of these charters without charge to each stockholder upon written request. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

The Audit Committee

The Board of Directors has a standing Audit Committee that satisfies the requirements of SEC Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Rule 10A-3 establishes listing standards relating to audit committees in the following areas: the independence of audit committee members; the audit committee’s responsibility to select and oversee the company’s independent accountant; procedures for handling complaints regarding the company’s accounting practices; the authority of the audit committee to engage advisors; and funding for the independent accountant and any outside advisors engaged by the audit committee. The Audit Committee’s procedures for the pre-approval of the audit and permitted non-audit services are described in “Independent Auditors—Audit Committee Pre-Approval Policy.”

The Audit Committee’s primary purposes are to assist Board of Director oversight of: the integrity of BlackRock’s financial statements; the independent auditor’s qualifications and independence; the performance of BlackRock’s internal audit function and independent auditor; and the compliance by BlackRock with legal and regulatory requirements. The Audit Committee also prepares the audit committee report as required by the SEC’s rules for inclusion in BlackRock’s annual proxy statement. The Audit Committee’s charter, as approved and amended by the Board of Directors on February 26, 2004, is included as Appendix A to this proxy statement. The Audit Committee is presently composed of Messrs. Albertini (Chairman), Gerber, Grosfeld, and Wagner. The Board of Directors has determined that Mr. Albertini qualifies as an “audit committee financial expert” as defined in the SEC rules and the Board of Directors has determined that each of Messrs. Albertini, Gerber, Grosfeld, and Wagner has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Furthermore, the Board of Directors has determined that each of Messrs. Albertini, Gerber, Grosfeld, and Wagner has no material relationship with BlackRock (either directly or as a partner, stockholder or officer of an organization that has a relationship with BlackRock) and is “independent” as defined in the NYSE listing standards and the applicable SEC rules. On February 26, 2004, the Board of Directors adopted categorical standards to assist it in determining whether or not certain relationships between the members of the Audit Committee and BlackRock or its affiliates and subsidiaries (either directly or as partner, shareholder or officer of an organization that has a relationship with BlackRock) are material relationships for purposes of the listing standards of the NYSE. The categorical standards address: (i) relationships arising in the ordinary course of business, such as asset management, acting as trustee, lending, deposit, banking, or other financial service relationships, so long as the services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers; (ii) relationships with companies of which a director is a stockholder or partnerships of which a director is a partner, provided the director is not a principal stockholder of the company or a principal partner of the partnership; (iii) contributions made or pledged to charitable organizations of which a director or an immediate family member of the director is an executive officer, director, or trustee if (a) within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2 percent of the charitable organization’s consolidated gross revenues for that fiscal year, and (b) the charitable organization is not a family foundation created by the director or an immediate family member of the director; and (iv) relationships involving a director’s relative unless the relative is an immediate family member of the director. All relationships between the members of the Audit Committee and BlackRock meet the categorical standards adopted by the Board of Directors.

The Audit Committee regularly holds separate sessions with BlackRock’s management, internal auditors, and independent auditors.

The Compensation Committee

The Compensation Committee is responsible for administering BlackRock’s stock award and incentive plans and establishing the compensation for BlackRock’s executive officers. The NYSE rules do not require BlackRock to have a fully independent Compensation Committee since BlackRock is a “controlled company” in that more than 50% of the voting power of BlackRock’s common stock is held by PNC. See “Principal Stockholder.” The Compensation Committee is presently composed of Messrs. Nickell (Chairman), Grosfeld, Komansky, Rohr, and Wagner.

The Nominating and Governance Committee

The Nominating and Governance Committee is responsible for: assisting the Board of Directors by identifying individuals qualified to become Board of Directors members, and to recommend to the Board of Directors the director nominees for the next annual meeting of stockholders; recommending to the Board of Directors the Corporate Governance Guidelines applicable to BlackRock; leading the Board of Directors in its annual review of the Board of Directors and management’s performance; and recommending to the Board of Directors director nominees for each committee. Not all of the members of the Nominating and Governance Committee are independent since the NYSE rules do not require BlackRock to have a fully independent Nominating and Governance Committee since BlackRock is a “controlled company” in that more than 50% of the voting power of BlackRock’s common stock is held by PNC. See “Principal Stockholder.” The Nominating and Governance Committee is presently composed of Messrs. O’Brien (Chairman), Fink, Grosfeld, and Rohr.

The Executive Committee

The Executive Committee has all the powers of the Board of Directors, except as prohibited by applicable law or BlackRock’s bylaws and except to the extent another committee has been accorded authority over the matter, and can exercise such powers between meetings of the Board of Directors. The Executive Committee is presently composed of Messrs. Fink (Chairman), Nickell, Rohr, and Wagner.

The Board of Directors met seven times during 2003. During 2003, the Board of Directors’ committees held the following number of meetings: Audit Committee—ten meetings; Compensation Committee—four meetings; Nominating and Governance Committee—one meeting;

and Executive Committee—no meetings. In 2003, each director then serving attended at least 75% of the meetings of the Board of Directors and each committee of the Board of Directors on which such director served. Directors are encouraged to attend the annual meetings of BlackRock stockholders. Six directors attended the last meeting of stockholders.

Consideration of Director Candidates

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identifying and Evaluating Candidates for Directors.” In evaluating such recommendations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth below under “Director Qualifications.” Any stockholder recommendations for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board of Directors membership. The recommending stockholder should also submit evidence of the stockholder’s ownership of shares of BlackRock, including the number of shares owned and the length of time of ownership. The recommendation should be addressed to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

In addition, the bylaws of BlackRock permit stockholders to nominate directors for consideration at an annual stockholder meeting. For information on the requirements governing stockholder nominations for the election of directors to be made at an annual meeting of stockholders, please see the section captioned “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders.”

Director Qualifications

BlackRock’s Corporate Governance Guidelines contain Board of Directors membership criteria that apply to Nominating and Governance Committee-recommended candidates for a position on BlackRock’s Board of Directors. The minimum qualifications for serving as a member of the Board of Directors are that a person demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Director’s oversight of the business and affairs of BlackRock and that a person have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, diversity, ability to make independent analytical inquiries, understanding of BlackRock’s business environment and willingness to devote adequate time and effort to the responsibilities of the Board of Directors. Each director must represent the interests of all of BlackRock’s stockholders.

Identifying and Evaluating Candidates for Director

The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Governance Committee if they become aware of persons meeting the criteria described above. The Nominating and Governance Committee also may engage firms that specialize in identifying director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or a person designated by the Nominating and Governance Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Governance Committee requests information from the candidate and reviews the person’s accomplishments and qualifications. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the Nominating and Governance Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

There are no nominees for election to our Board of Directors this year who have not previously served as a BlackRock director.

Executive Sessions

Executive sessions of non-management directors will be held at least three times a year. “Non-management directors” include all directors who are not BlackRock officers. Currently, Messrs. Fink and Schlosstein are the only BlackRock officers serving on the Board of Directors. Each session will be chaired by one of the non-management members of the Board of Directors on a rotating basis. Any non-management director can request that an additional executive session be scheduled.

Communications with the Board

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board of Directors (including without limitation the director that presides over the executive sessions of non-management directors, or the non-management directors as a group), any Board of Directors committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent c/o Corporate Communications Department, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022. To communicate with any of our directors electronically, stockholders should go to our corporate website at www.blackrock.com. Under the headings “Investor Relations/Corporate Governance/Communicate with our Board,” you will find an on-line form that may be used for writing an electronic message to the Board of Directors, any individual directors, or any group or committee of directors. Please follow the instructions on our website in order to send your message.

All communications received as set forth in the preceding paragraph will be opened by a member of each of BlackRock’s Corporate Communications and Legal and Compliance Departments for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Compensation of Directors

Directors who are also employees of BlackRock or PNC receive no compensation for serving as directors or committee members. Directors who were not employees of BlackRock or PNC each receive an annual retainer of $75,000 per year and are reimbursed for reasonable travel and related expenses. In addition, each nonemployee director who serves as chairman of the Audit Committee receives an additional annual retainer of $15,000, and each nonemployee director who serves as a member of the Audit Committee receives an additional annual retainer of $10,000. Each nonemployee director who serves as chairman of the Compensation Committee receives an additional annual retainer of $10,000, and each nonemployee director who serves as a member of the Compensation Committee receives an additional annual retainer of $7,500. Further, each nonemployee director receives $1,500 for participation in a meeting of the Board of Directors and $1,000 for participation in a meeting of the Audit or Compensation Committees.

Each nonemployee Director may elect to receive class A common stock valued at fair market value in lieu of all or a portion of this compensation, pursuant to BlackRock’s Nonemployee Directors Stock Compensation Plan. However, each Nonemployee director will receive at least $25,000 of his or her annual retainer in the form of class A common stock valued at fair market value, pursuant to BlackRock’s Nonemployee Directors Stock Compensation Plan.

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Guidelines that address the following key corporate governance subjects, among others: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and an annual performance evaluation of the Board of Directors. The Board of Directors has also adopted a Code of Business Conduct and Ethics for its directors, officers, and employees which addresses these important topics, among others: conflicts of interest; corporate opportunities; confidentiality of information; fair dealing; protection and proper use of BlackRock assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging and reporting of any illegal or unethical behavior.

BlackRock’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are available at our corporate website at www.blackrock.com under the headings “Investor Relations/Corporate Governance.” Further, BlackRock will provide a copy of these documents without charge to each stockholder upon written request. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

In addition, BlackRock has adopted a Code of Ethics for Chief Executive and Senior Financial Officers which addresses these important topics, among others: conflicts of interest; compliance with laws, rules and regulations; and encouraging and reporting of any illegal or unethical behavior. This Code of Ethics is available at our corporate website at www.blackrock.com under the headings “Investor Relations/Corporate Governance.” BlackRock intends to satisfy any disclosure requirements regarding any amendment to, or waiver from, a provision of this Code of Ethics by posting such information on its corporate website at www.blackrock.com under the headings “Investor Relations/Corporate Governance.”

Stockholders are encouraged to visit the corporate governance section of the “For Investors” page of the BlackRock website at www.blackrock.com for additional information about BlackRock’s Board of Directors and its committees, and corporate governance at BlackRock.

Report of the Audit Committee

In accordance with and to the extent permitted by the rules of the Securities and Exchange Commission (the “SEC”), the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of BlackRock’s future filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

Report of the Audit Committee

The Board of Directors has appointed an Audit Committee composed of four directors, each of whom is independent as defined in the New York Stock Exchange listing standards. The Board of Directors has determined that Mr. Albertini is an “audit committee financial expert,” as that term is defined in the SEC rules.

The Board of Directors has adopted a written charter for the Audit Committee. A copy of that charter is included as Appendix A to this proxy statement and is available on our corporate website at www.blackrock.com under the headings “Investor Relations/Corporate Governance/Committee Charters.” The Audit Committee’s job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare BlackRock’s financial statements, to plan or conduct audits, or to determine that BlackRock’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. BlackRock’s management is responsible for preparing BlackRock’s financial statements and for maintaining internal control and disclosure controls and procedures. The independent auditors are responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows of BlackRock in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed BlackRock’s audited financial statements with management and with Deloitte & Touche LLP, BlackRock’s independent auditors for 2003.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required by Statement on Auditing Standards No. 61, as amended.

The Audit Committee has received from Deloitte & Touche LLP the written statements required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP, and has considered the compatibility of nonaudit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

William O. Albertini (Chairman)

Murry S. Gerber

James Grosfeld

Lawrence M. Wagner

OWNERSHIP OF BLACKROCK COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of BlackRock’s common stock as of February 27, 2004 by: (i) each person who is known by BlackRock to own beneficially more than 5% of any class of outstanding shares of BlackRock common stock; (ii) each of BlackRock’s directors; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all of the BlackRock executive officers and directors as a group.

Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of common stock shown. The number of shares of common stock shown in the following security ownership table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the following security ownership table, beneficial ownership includes any shares of common stock as to which the individual has sole or shared voting power or investment power and also any shares of common stock which the individual has the right to acquire within 60 days of February 27, 2004 through the exercise of any option, warrant or right.

As of February 27, 2004, there were 18,341,170 shares of BlackRock’s class A common stock outstanding and 45,284,013 shares of BlackRock’s class B common stock outstanding.

	Amount of beneficial ownership of common stock	Percent of class A common stock outstanding	Percent of class B common stock outstanding
PNC Asset Management, Inc. One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222	44,935,000	26.91%	88.33%
Wellington Management Company, LLP (1) 75 State Street Boston, MA 02109	1,316,000	7.18%	—
Select Equity Group, Inc. (2) 380 Lafayette Street New York, NY 10003	1,883,846	10.27%	—
William O. Albertini	13,471	*	—
William S. Demchak	—	—	—
Laurence D. Fink (3)(4)(5)(6)	1,734,688	*	3.57%
Murry S. Gerber (3)	15,801	*	—
James Grosfeld	22,500	*	—
David H. Komansky	2,000	*	—
William C. Mutterperl	—	—	—
Frank T. Nickell	70,677	*	—
Thomas H. O’Brien	14,770	*	—
James E. Rohr	10,000	*	—
Ralph L. Schlosstein (3)(4)(5)(6)	1,072,630	2.03%	1.54%
Lawrence M. Wagner (3)	6,500	*	—
Paul L. Audet (4)(6)	174,882	*	*
Robert P. Connolly (4)(5)(6)	57,938	*	*
Robert S. Kapito (3)(4)(5)(6)	1,101,925	*	2.30%
All directors and executive officers as a group (15 persons)	4,297,783	4.32%	7.75%

The footnotes to this table begin on the next page.

*	The number of shares of a class of common stock held by such individual is less than 1% of the outstanding shares of such class of common stock.
(1)	This information is obtained from a Schedule 13G/A filed on February 13, 2004 by Wellington Management Company, LLP.
(2)	This information is obtained from a Schedule 13G/A filed on February 17, 2004 by Select Equity Group, Inc., Select Offshore Advisors, LLC, and George S. Loening.
(3)	Includes shares of BlackRock common stock held jointly and/or indirectly.
(4)	Includes shares of BlackRock class A common stock subject to employee stock options held by the executive officers and either exercisable as of February 27, 2004, or exercisable within 60 days of that date. The shares subject to such options are as follows, for Messrs. Fink (62,500 shares), Schlosstein (42,500 shares), Kapito (32,500 shares), Audet (27,500 shares), and Connolly (22,500 shares).
(5)	Includes shares of BlackRock class A common stock held in PNC’s Incentive Savings Plan, a qualified employee benefit defined contribution plan, as of November 28, 2003.
(6)	Includes shares of restricted BlackRock class A common stock held by each of Messrs. Fink (46,841), Schlosstein (28,201), Kapito (18,532), Audet (3,042), and Connolly (2,535). These restricted shares vest ratably over a four-year period beginning on the first anniversary of the date of grant, December 15, 2003.

OWNERSHIP OF PNC COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of PNC’s common stock as of February 27, 2004 by: (i) each of BlackRock’s directors; (ii) each of the executive officers named in the Summary Compensation Table; and (ii) all of the BlackRock executive officers and directors as a group.

Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of PNC common stock shown. The number of shares of PNC common stock shown in the following security ownership table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.

For purposes of the following security ownership table, beneficial ownership includes any shares of PNC common stock as to which the individual has sole or shared voting power or investment power and also any shares of PNC common stock which the individual has the right to acquire within 60 days of February 27, 2004 through the exercise of any option, warrant or right.

	Amount of beneficial ownership of PNC common stock*
William O. Albertini	—
William S. Demchak	111,776	(2)
Laurence D. Fink	76,847	(1)(2)
Murry S. Gerber	—
James Grosfeld	—
David H. Komansky	—
Frank T. Nickell	—
Thomas H. O’Brien	625,002	(1)(2)(3)
James E. Rohr	1,067,938	(1)(2)(4)
Ralph L. Schlosstein	44,999	(2)
Lawrence M. Wagner	1,200
William C. Mutterperl	105,000	(2)
Paul L. Audet	29,999	(2)
Robert P. Connolly	3,950	(1)(2)
Robert S. Kapito	46,336	(1)(2)
All directors and executive officers as a group (15 persons)	2,113,047

*	As of February 27, 2004, there were 282,862,121 shares of PNC’s common stock issued and outstanding. The number of shares of PNC common stock held by each individual is less than 1% of the outstanding shares of PNC common stock; the total number of shares of PNC common stock held by the group is also less than 1% of the class. These percentages were calculated by adding shares subject to employee stock options to the foregoing number, if the options were either exercisable as of February 27, 2004 or exercisable within 60 days of that date.
(1)	Includes shares of PNC common stock held in PNC’s Incentive Savings Plan, a qualified employee benefit defined contribution plan.
(2)	Includes shares of PNC common stock subject to employee stock options held by the directors and executive officers and either exercisable as of February 27, 2004, or exercisable within 60 days of that date. The shares subject to such options are as follows, for Messrs. Fink (75,000 shares), Schlosstein (44,999 shares), Kapito (44,399 shares), Demchak (66,666), Mutterperl (85,000), O’Brien (328,917 shares), Rohr (715,628 shares), Audet (29,999 shares), and Connolly (3,334 shares).
(3)	Includes 1,000 shares of PNC common stock owned by Mr. O’Brien’s spouse, as to which the individual disclaims beneficial ownership.
(4)	Includes 426 shares of PNC common stock held indirectly as custodian for daughter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than ten percent of a registered class of BlackRock’s equity securities, to file reports of holdings of, and transactions in, BlackRock shares with the SEC and the NYSE. To the best of BlackRock’s knowledge, based solely on copies of such reports and representations from these reporting persons, we believe that in 2003, our directors, executive officers and ten percent holders met all applicable SEC filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following summary compensation table sets forth information concerning compensation earned for the years 2001 through 2003 by BlackRock’s chief executive officer and the next four most highly compensated executive officers.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)	Restricted Stock Award(s) ($)		Securities Underlying Options/ SARs (#)		All Other Compensation ($)
Laurence D. Fink	2003	500,000	6,101,991	(1)	—	2,425,000	(2)	25,000	(3)	12,000	(4)
Chairman and Chief	2002	500,000	8,042,024	(5)	—	—		535,000	(6)	11,000	(7)
Executive Officer	2001	500,000	9,027,558	(8)(9)(10)	—	—		35,000	(11)	10,200	(12)

Ralph L. Schlosstein	2003	400,000	3,401,588	(1)	—	1,460,000	(2)	10,000	(3)	12,000	(4)
President	2002	400,000	4,579,060	(5)	—	—		295,000	(6)	11,000	(7)
	2001	400,000	5,353,024	(8)(10)	—	—		20,000	(11)	10,200	(12)

Robert S. Kapito	2003	350,000	2,341,037	(1)	—	959,450	(2)	—		12,000	(4)
Vice Chairman	2002	350,000	7,483,572	(5)(13)	—	—		230,000	(6)	11,000	(7)
	2001	350,000	9,857,775	(8)(9)(10)	—	—		5,000	(11)	10,200	(12)

Paul L. Audet	2003	260,000	892,500	(1)(15)	—	157,500	(2)	5,000	(3)	—
Chief Financial	2002	260,000	900,000	(5)(13)	—	—		100,000	(6)	—
Officer	2001	260,000	1,025,000	(8)(9)(10)	—	—		10,000	(11)	10,584	(14)

Robert P. Connolly	2003	250,000	743,750	(1)(15)	—	131,250	(2)	—		12,000	(4)
General Counsel	2002	250,000	700,000	(5)	—	—		60,000	(6)	11,000	(7)
	2001	250,000	875,000	(8)(9)(10)	—	—		—		9,635	(12)

(1)	28% of the incentive awards paid to Messrs. Fink, Schlosstein, and Kapito and 15% of the incentive awards paid to Messrs. Audet and Connolly were awarded to such executive officers in the form of restricted shares of BlackRock class A common stock. The amount shown in the Bonus column represents 72% or 85%, as applicable, of the total 2003 incentive awards. The restricted shares were awarded on December 15, 2003 under BlackRock’s 1999 Stock Award and Incentive Plan (the “Stock Award and Incentive Plan”). The restricted shares vest ratably over a four-year period beginning on the first anniversary of the grant. The aggregate dollar value of the restricted shares is shown in the “Restricted Stock Award(s)” column of this table for 2003, and additional details are provided in footnote (2) of this Summary Compensation Table and in the Compensation Committee Report contained in this proxy statement under the caption “Annual Incentive Awards.”
(2)	The dollar values in this column equal the aggregate value of 46,841, 28,201, 18,532, 3,042, and 2,535 restricted shares of BlackRock class A common stock awarded to Messrs. Fink, Schlosstein, Kapito, Audet, and Connolly, respectively, on December 15, 2003 under the Stock Award and Incentive Plan in lieu of the payment of cash for a portion of their 2003 incentive awards. The executive officers are entitled to vote and to receive dividends on the restricted shares.
(3)	Represents options to purchase 25,000, 10,000, and 5,000 shares of PNC common stock granted on January 3, 2003 to each of Messrs. Fink, Schlosstein, and Audet, respectively, at an exercise price of $43.81. These options become exercisable one-third ratably over a three-year period beginning on the first anniversary of the grant. BlackRock did not grant any options to purchase BlackRock class A common stock in 2003.

(4)	Represents a $12,000 matching contribution to the PNC Incentive Savings Plan for each of Messrs. Fink, Schlosstein, Kapito, and Connolly.
(5)	Includes an involuntary deferral by BlackRock with respect to fiscal year 2002 of $804,200, $457,900, $286,400, $90,000, and $70,000 from the bonuses of Messrs. Fink, Schlosstein, Kapito, Audet, and Connolly, respectively, pursuant to the BlackRock, Inc. Involuntary Deferred Compensation Plan (the “IDCP”). The IDCP provides for a 20% match by BlackRock on such amounts of $160,840, $91,580, $57,280, $18,000, and $14,000 to Messrs. Fink, Schlosstein, Kapito, Audet, and Connolly, respectively. Pursuant to the terms of the IDCP, (i) the deferred amount vests one-third ratably over a three year period beginning on January 30, 2004, (ii) the 20% match made by BlackRock will vest on January 30, 2006, and (iii) any gains on the deferred amount and the 20% match will vest on January 30, 2006. Payment of these deferred amounts is contingent on continued employment.
(6)	Represents a grant on October 15, 2002 of options to purchase 500,000, 275,000, 225,000, 90,000, and 60,000 shares of BlackRock class A common stock to each of Messrs. Fink, Schlosstein, Kapito, Audet, and Connolly, respectively, at an exercise price of $37.36. The Compensation Committee of the Board of Directors authorized these awards in conjunction with the approval of a long-term retention plan targeted at retaining key employees through December 31, 2006. See “Item 1: Election of Directors—Long-Term Performance-Based Retention Program.” These options become exercisable on December 31, 2006. Also includes a grant on January 3, 2002 of options to purchase 35,000, 20,000, 5,000, and 10,000 shares of PNC common stock to each of Messrs. Fink, Schlosstein, Kapito, and Audet, respectively, at an exercise price of $57.10. These options become exercisable one-third ratably over a three-year period beginning on the first anniversary of the grant.
(7)	Represents an $11,000 matching contribution to the PNC Incentive Savings Plan for each of Messrs. Fink, Schlosstein, Kapito, and Connolly.
(8)	Includes an involuntary deferral by BlackRock with respect to fiscal year 2001 of $401,378, $235,151, $460,389, $41,250, $33,750 from the bonuses of Messrs. Fink, Schlosstein, Kapito, Audet, and Connolly, respectively, pursuant to the IDCP. The IDCP provides for a 20% match by BlackRock on such amounts of $80,276, $47,030, $92,078, $8,250, and $6,750 to Messrs. Fink, Schlosstein, Kapito, Audet, and Connolly, respectively. Pursuant to the terms of the IDCP, (i) the deferred amount vests one-third ratably over a three year period beginning on January 31, 2003, (ii) the 20% match made by BlackRock will vest on January 31, 2005, and (iii) any gains on the deferred amount and the 20% match will vest on January 31, 2005. Payment of these deferred amounts is contingent on continued employment.
(9)	Includes a voluntary deferral by the executive officer with respect to fiscal year 2001 of $1,525,236, $3,498,955, $78,375, and $320,625 from the bonuses of Messrs. Fink, Kapito, Audet, and Connolly, respectively, pursuant to the BlackRock, Inc. Voluntary Deferred Compensation Plan (the “VDCP”). Pursuant to the terms of the VDCP, these deferred amounts are immediately vested.
(10)	Includes a deferred bonus award of $1,000,000, $650,000, $650,000, $200,000, and $200,000 granted on December 12, 2001 pursuant to the Stock Award and Incentive Plan to each of Messrs. Fink, Schlosstein, Kapito, Audet, and Connolly, respectively. These awards vested and were paid on April 30, 2003.
(11)	Represents a grant by PNC on January 4, 2001 of options to purchase 35,000, 20,000, 5,000, and 10,000 shares of PNC common stock to each of Messrs. Fink, Schlosstein, Kapito, and Audet, respectively, at an exercise price of $74.59375. These options vest ratably over a three-year period beginning on the first anniversary of the grant. No option awards of BlackRock class A common stock were granted in 2001.
(12)	Represents a $10,200 matching contribution to the PNC Incentive Savings Plan for each of Messrs. Fink, Schlosstein, and Kapito and a $9,635 matching contribution to the PNC Incentive Savings Plan for Mr. Connolly.

(13)	Includes a voluntary deferral by the executive officer with respect to fiscal year 2002 of $515,520, and $121,500, respectively, from the bonuses of Messrs. Kapito and Audet, respectively, pursuant to the VDCP. Pursuant to the terms of the VDCP, these deferred amounts are immediately vested.
(14)	Represents a $10,584 insurance premium paid by PNC.
(15)	Includes an involuntary deferral by BlackRock with respect to fiscal year 2003 of $105,000 and $87,500 from the bonuses of Messrs. Audet and Connolly, respectively, pursuant to the IDCP. The IDCP provides for a 20% match by BlackRock on such amounts of $21,000 and $17,500 to Messrs. Audet and Connolly, respectively. Pursuant to the terms of the IDCP, (i) the deferred amount will vest one-third ratably over a three year period beginning on January 29, 2005, (ii) the 20% match made by BlackRock will vest on January 29, 2007, and (iii) any gains on the deferred amount and the 20% match will vest on January 29, 2007. Payment of these deferred amounts is contingent on continued employment. Messrs. Fink, Schlosstein, and Kapito were not obligated to participate in the IDCP since 28% of their 2003 bonus was already deferred by the grant of restricted shares. See footnotes (1) and (2) to this Summary Compensation Table.

BlackRock Stock Options

During 2003, BlackRock did not grant any stock options or stock appreciation rights to any of the executive officers named in the Summary Compensation Table.

PNC Stock Options

The following table sets forth information concerning the grant of PNC stock options to each of the executive officers named in the Summary Compensation Table during 2003. PNC did not grant any stock appreciation rights during 2003 to the executive officers named in the Summary Compensation Table.

PNC Option Grants in Last Fiscal Year

Name	Individual Grants				Grant Date Present Value ($)(2)
	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to PNC Employees in Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date
Laurence D. Fink	25,000	0.62%	$43.81	1/3/13	$240,500
Ralph L. Schlosstein	10,000	0.25%	43.81	1/3/13	96,200
Robert S. Kapito	—	—	—	—	—
Paul L. Audet	5,000	0.22%	43.81	1/3/13	48,100
Robert P. Connolly	—	—	—	—	—

(1)	The options granted to Messrs. Fink, Schlosstein, and Audet have a grant date of January 3, 2003, and become exercisable one-third ratably over a three-year period beginning on the first anniversary of the grant.
(2)	The chart below shows the assumptions used to determine the grant date present value per option. Neither PNC nor BlackRock in any way intends to provide any predictions or assurances with respect to option or common stock values, as some of the underlying assumptions are highly subjective.

Grant Date	Market Price	Exercise Price	Volatility	Annualized Risk Free Rate of Return	Estimated Useful Life	Dividend Yield @	Estimated Value of Option
1/03/03	$43.81	$43.81	0.3080	3.08%	5 Years	3.52%	$9.62

Exercise of BlackRock Options

The following table sets forth information concerning the exercise of BlackRock stock options during 2003 by each of the executive officers named in the Summary Compensation Table and the fiscal year-end value of unexercised options.

Aggregated BlackRock Option Exercises in Last Fiscal Year and Fiscal Year-End Options Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised BlackRock Options At FY-End (#)		Value of Unexercised In-the-Money BlackRock Options at FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Laurence D. Fink	—	—	62,500	550,000	$995,000	$8,507,875
Ralph L. Schlosstein	—	—	42,500	305,000	793,850	4,704,475
Robert S. Kapito	—	—	32,500	245,000	693,275	3,803,400
Paul L. Audet	—	—	27,500	105,000	642,987	1,591,762
Robert P. Connolly	—	—	22,500	70,000	592,700	1,061,175

Exercise of PNC Options

The following table sets forth information concerning the exercise of PNC stock options during 2003 by each of the executive officers named in the Summary Compensation Table and the fiscal year-end value of unexercised options.

Aggregated PNC Option Exercises in Last Fiscal Year and Fiscal Year-End Options Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised PNC Options At FY-End (#)		Value of Unexercised In-the-Money PNC Options at FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Laurence D. Fink	—	—	75,000	60,001	$358,689	$269,875
Ralph L. Schlosstein	—	—	44,999	30,001	206,922	107,950
Robert S. Kapito	—	—	44,399	5,001	267,574	—
Paul L. Audet	—	—	29,999	15,001	165,537	53,975
Robert P. Connolly	—	—	3,334	—	27,595	—

Long-Term Performance-Based Retention Program

In 2002, BlackRock took a number of steps to provide for the retention of its senior management team, whose five-year employment agreements expired on December 31, 2002, and other key employees. Specifically, BlackRock entered into a new employment agreement with Mr. Fink, which extends through March 2007 and includes, among other things, certain provisions regarding non-competition and non-solicitation of clients and employees during the term of his employment and for one year thereafter. See “Item 1: Election of Directors—Mr. Fink’s Employment Agreement” below. In addition, BlackRock instituted a long-term performance-based retention program (the “Long-Term Performance-Based Retention Program”) for key employees consisting of cash awards under the Performance-Based Retention Plan and grants of stock options under the Stock Award and Incentive Plan. Vesting of awards under the Performance-Based Retention Plan is subject to achievement of stock price appreciation or earnings growth hurdles, as described below. In addition, the award agreements provide for, among other things, non-solicitation of clients and employees during the term of employment and for a period of one year thereafter.

Awards under the Performance-Based Retention Plan are contingent and will be fully paid only if BlackRock’s common stock achieves price appreciation of 56% or more during the measurement period beginning on January 1, 2002 and ending not later than March 31, 2007. Specifically, the awards will be 100% vested if the closing price per share of BlackRock’s common stock is at least $62 (subject to stockholder approval, see “Item 2: Amendment to the BlackRock, Inc. 2002 Long Term Retention and Incentive Plan) for any three-month period beginning in 2005 or 2006. If this performance hurdle is not achieved, the Compensation Committee may, in its sole discretion, vest a portion of the awards if BlackRock’s compound annual growth in diluted earnings per share is at least 10% from January 1, 2002 to December 31, 2006 and BlackRock’s common stock performance is in the top half of its peer group of other investment management companies. See footnote (2) to the following table below. If the performance hurdles are achieved, the Performance-Based Retention Plan will be funded with a contribution by PNC of up to four million of its shares of BlackRock common stock and up to $40 million of cash from BlackRock. See footnote (1) to the following table below. As of December 31, 2003, BlackRock has awarded approximately $217 million in cash awards to 225 senior professionals under the Performance-Based Retention Plan.

The following table sets forth information with respect to long-term retention awards granted under the Performance-Based Retention Plan to BlackRock’s named executive officers during fiscal 2003.

Long-Term Retention Plans—Awards In Last Fiscal Year

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout (2)	Estimated Future Payouts under Non-Stock Price-Based Plans
			Threshold ($)		Target ($)	Maximum ($)
Laurence D. Fink	(1)	12/31/06	250,000	(2)	(3)	500,000	(2)
Ralph L. Schlosstein	—	—	—		—	—
Robert S. Kapito	(1)	12/31/06	750,000	(2)	(3)	1,500,000	(2)
Paul L. Audet	—	—	—		—	—
Robert P. Connolly	(1)	12/31/06	250,000	(2)	(3)	500,000	(2)

(1)	These performance-based cash awards were made to Messrs. Fink, Kapito, and Connolly under the Performance-Based Retention Plan. These awards will only be paid if the performance goals are met. If payable, the awards will be paid 16.67% in cash and 83.33% in shares of BlackRock class A common stock. Pursuant to a Share Surrender Agreement between BlackRock and PNC, PNC is obligated to deliver up to 4,000,000 of its shares of BlackRock class A common stock to the participants upon the vesting and payment, if any, of awards under the plan. The awards are intended to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code.
(2)

The performance-based awards become 100% vested and payable only if certain performance goals are met and the executive officer remains employed by BlackRock. If the closing price of BlackRock’s common stock is equal to or in excess of $62 (subject to stockholder approval, see “Item 2: Amendment to the BlackRock, Inc. 2002 Long Term Retention and Incentive Plan”) per share for either (i) any calendar quarter during the period commencing January 1, 2005 and ending December 31, 2006 or (ii) any period of three months commencing prior to and including December 31, 2006, whichever is earlier, the performance goals will have been met and the award will be 100% vested. Vesting and payment may be accelerated upon the death, disability or retirement of the executive officer or upon a triggering event following a change in control of BlackRock or PNC, as defined in the initial public offering agreement between BlackRock and PNC (see “Certain Relationships and Related Transactions—Initial Public Offering Agreement”). The awards may vest and become payable even if BlackRock’s common stock is not equal to or in excess of $62 per share (subject to stockholder approval, see “Item 2: Amendment to the BlackRock, Inc. 2002 Long Term Retention and Incentive Plan”). If BlackRock achieves 10% earnings per share growth on a compound annual growth rate basis from January 1, 2002 to December 31, 2006, excluding expenses related to the Performance-Based Retention Plan, and with an obligation by BlackRock to devote at least 31.5% of pre-bonus operating income to employee bonuses from 2002 to 2006 (the “EPS Test”) and BlackRock’s stock performance relative to the Merrill Lynch Asset Manager Valuation Report (taking into account any addition or removal of companies) is in the 90th or higher percentile, the awards will be 90% vested. If the EPS Test is met and BlackRock’s relative stock performance is in the 75th to the 89th percentile, the awards will be 75% vested. If the EPS Test is met and BlackRock’s relative stock performance is in the 50th to the 74th percentile, the awards will be 50% vested. The Compensation Committee has the authority to reduce the vesting percentage set forth above with respect to any and all awards, and the actual amount that becomes vested may be less than the percent of the award set forth above.

(3)	Payments, if any, under the Performance-Based Retention Plan may vary between the threshold and maximum amounts set forth in the table above, provided that BlackRock achieves a 10% compound annual growth in earnings per share from January 1, 2002 to December 31, 2006 and BlackRock’s stock performance relative to the Merrill Lynch Asset Manager Valuation Report is at least in the 75th percentile.

PNC Defined Benefit or Actuarial Plan

Messrs. Audet and Connolly are the only BlackRock executive officers that participate in PNC’s pension plan. Messrs. Audet and Connolly would receive estimated total annual benefits (including those payable by supplemental non-qualified pension plans) upon retirement at age 65 equal to $225,649 and $98,290, respectively. The benefits have been projected assuming that Messrs. Audet’s and Connolly’s current salaries and 2003 bonus amounts remain constant until retirement.

Report of the Compensation Committee

The following is the compensation report to stockholders on BlackRock’s executive compensation policies with respect to compensation reported for fiscal year 2003. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of BlackRock’s future filings made under the Exchange Act or under the Securities Act, and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

Compensation Committee Report on Executive Compensation for Fiscal Year 2003

Introduction

Key compensation-related responsibilities of the Compensation Committee are as follows:

•	Review BlackRock’s executive compensation program and determine whether it remains effective to attract, motivate, and retain executive officers capable of making significant contributions to the long-term success of BlackRock, consistent with stockholder interests;

•	Review and adopt, or recommend to the Board of Directors, as appropriate, the adoption of new, or the amendment of existing, executive compensation plans, consistent with the best interests of BlackRock’s stockholders;

•	Perform such duties and responsibilities as may be assigned under the terms of any executive compensation plan, including the periodic review and final approval of BlackRock’s annual incentive compensation expense;

•	Consult with the chief executive officer regarding, and approve in its discretion, actions involving the base salaries, incentive awards and grants, and long-term awards with respect to the executive officers;

•	Review perquisites and other personal benefits provided to BlackRock’s executive officers; and

•	Review and prepare reports and other material related to executive compensation disclosure.

The Compensation Committee functions as follows:

•	Utilizes compensation data from appropriate comparable companies in the financial services industry and key management positions obtained from nationally-recognized independent compensation consulting firms. This compensation data covers a peer group of selected investment management and investment banking industry companies which compete in markets served by BlackRock;

•	Reviews and aligns BlackRock’s financial performance with the compensation paid to its executive officers; and

•	Obtains assistance from:

•	A nationally-recognized independent compensation consulting firm; and

•	BlackRock’s internal support staff.

BlackRock’s executive compensation program is designed to:

•	Attract, motivate and retain executive officers capable of making significant contributions to BlackRock’s long-term success, consistent with stockholder interests;

•	Place a significant proportion of an executive officer’s total compensation at risk by linking it to BlackRock’s financial and common stock price performance; and

•	Align the interests of executive officers with those of stockholders.

The three primary components of BlackRock’s executive compensation program are base salary, annual incentive awards (bonus) and long-term incentive awards.

Base salary

BlackRock’s philosophy is to compensate its executives with a higher proportion of variable compensation in relation to base salary than is typical in the investment management industry. With this approach, the vast majority of the compensation for its executives involves a high proportion of pay that is “at risk”—namely the annual bonus and long-term incentive awards. This enables BlackRock to meet the requirements of the highly competitive environment in which BlackRock operates while ensuring that executives are compensated in a way that advances the short- and long-term interests of stockholders.

Annual incentive awards

Annual incentive awards are bonuses designed to provide a linkage among executive performance, annual objective performance measures and long-term increases in stockholder value.

During the fourth quarter of 2003, the Compensation Committee took the actions necessary to arrive at the amount of the annual incentive award for each of the five executive officers listed in the compensation tables. Among other things, the Compensation Committee: confirmed the identity of the executive officers eligible to receive an annual incentive award; certified in writing the size of the compensation pool for the 2003 award period, in reliance upon financial information supplied by BlackRock’s officers; and certified in writing the amount of the authorized incentive award to be paid to each participant.

There are a number of factors that affect the amount of an executive officer’s incentive award payment, including:

•	Primary factors: earnings per share goals and overall operating profitability of BlackRock.

•	Other factors: growth in assets (sales) and implementation of critical processes in connection with BlackRock’s strategic positioning for future performance and growth.

For 2003, the five executive officers listed in the Summary Compensation Table shared in a compensation pool equal to a maximum of 20% of the corporate incentive pool, which is a percentage (31.5% to 41.5%) of pre-incentive operating income, as determined by the Compensation Committee. During the first quarter of 2003, the Compensation Committee assigned incentive award amounts based on historical incentive awards allocated to the executive officers. An incentive award amount is the maximum percentage of the compensation pool a participant can receive for the 2003 award period. The 2003 incentive awards for the executive officers approximated 18.4% of the corporate incentive pool. None of the five executive officers listed in the Summary Compensation Table could be assigned more than 50% of such 20% of the corporate incentive pool and the sum of all percentages assigned cannot exceed 100% of such 20% of the corporate incentive pool.

The Compensation Committee may exercise its discretion to reduce or eliminate an executive officer’s award, based on its assessment of the officer’s performance.

For the 2003 award period, annual incentive awards were made to Mr. Fink and the other four executive officers listed in the Summary Compensation Table pursuant to BlackRock’s 1999 Annual Incentive Performance Plan (the “Performance Plan”). The Performance Plan is designed to permit the payment of annual incentive awards that are intended to qualify as deductible, performance-based compensation under Section 162(m) of the Internal Revenue Code.

In order to motivate and retain BlackRock’s executive officers, in fiscal year 2003, 28% of the annual incentive award made to Messrs. Fink, Schlosstein, and Kapito and 15% of the annual incentive award made to Messrs. Audet and Connolly were awarded to such executive officers in the form of restricted shares of BlackRock class A common stock. The restricted shares were awarded under BlackRock’s 1999 Stock Award and Incentive Plan (the “Stock Award and Incentive Plan”). The restricted shares vest ratably over a four-year period beginning on the first anniversary of the grant.

In addition, for fiscal year 2003, 10% of the annual incentive awards made to Messrs. Audet and Connolly were deferred pursuant to the BlackRock, Inc. Involuntary Deferred Compensation Plan (the “IDCP”). Under the terms of the IDCP, BlackRock matches 20% of the involuntary deferred amount. For fiscal year 2003, the deferred amount will vest one-third ratably over a three-year period beginning on January 29, 2005, the 20% match made by BlackRock will vest on January 29, 2007, and any gains on the deferred amount and the 20% match will vest on January 29, 2007. Payment of these deferred amounts is contingent on continued employment. Messrs. Fink, Schlosstein, and Kapito were not obligated to participate in the IDCP since 28% of their 2003 incentive awards were already deferred by the grant of restricted shares. This allowed BlackRock to recognize savings on the deferred portion of the annual incentive award granted to Messrs. Fink, Schlosstein, and Kapito since BlackRock did not have to make a company match on this deferred amount.

Certain key employees, including the executive officers, may voluntarily defer all or a portion of their annual incentive award pursuant to the BlackRock, Inc. Voluntary Deferred Compensation Plan (the “VDCP”). Pursuant to the terms of the VDCP, these deferred amounts are immediately vested. For fiscal year 2003, none of the executive officers set forth in the Summary Compensation Table elected to defer a portion of their bonus pursuant to the VDCP.

Long-term incentive awards

Long-term incentives are designed to align the interests of employees with long-term stockholder interests. In October 2002, BlackRock’s Board of Directors and Compensation Committee approved the BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan (the “Performance-Based Retention Plan”). The Performance-Based Retention Plan permits BlackRock to grant up to $240 million in deferred compensation awards (the “Compensation Awards”), with payment subject to the achievement of certain performance hurdles no later than March 2007. As of December 31, 2003, BlackRock has awarded approximately $217 million in Compensation Awards to 225 senior professionals. The remainder of the Performance-Based Retention Plan will be reserved for grants over the next year to professionals who exhibit leadership qualities and demonstrate the potential to make significant contributions to BlackRock over time, including additional awards to professionals already participating in the Performance-Based Retention Plan. If the performance hurdles are achieved, the Compensation Awards will be funded with up to four million issued and outstanding shares of BlackRock class A common stock to be surrendered by PNC and distributed to Performance-Based Retention Plan participants, less income tax withholding. In addition, distributed shares to Performance-Based Retention Plan participants will include an option to put such distributed shares back to BlackRock at fair market value. BlackRock will fund the remainder of the Compensation Awards with up to $40 million in cash. The Awards will fully vest at the end of any three-month period beginning in 2005 or 2006 during which the daily average closing price of BlackRock common stock is at least $62 per share, subject to stockholder approval. See “Item 2: Approval of Amendment to the BlackRock, Inc. 2002 Long Term Retention and Incentive Plan.” If that performance hurdle is not achieved, the

Compensation Committee may, in its sole discretion, vest a portion of the Compensation Awards if BlackRock realizes compound annual growth in diluted earnings per share of at least 10% from January 1, 2002 to December 31, 2006 and BlackRock’s publicly-traded stock performs in the top half of BlackRock’s peer group during that time.

Chief Executive Officer compensation

In determining Mr. Fink’s compensation, the Compensation Committee members considered Mr. Fink’s performance during the year. The categories upon which his performance was evaluated included: the growth in earnings and profitability of the firm; the overall performance of the firm including the growth in assets under management; and the firm’s strategic positioning for future performance and growth. The Compensation Committee also considered Mr. Fink’s leadership, decision-making skills, experience and knowledge. The Compensation Committee may place more relative weight on one or more of these factors and, generally, BlackRock’s financial performance is given the most weight.

With input from a nationally-recognized independent compensation consulting firm, the Compensation Committee discussed matters affecting Mr. Fink’s compensation and compared it against a peer universe of investment management and investment banking industry companies that compete in markets serviced by BlackRock to determine whether BlackRock’s executive compensation program is consistent with market practices linking pay to performance. The independent compensation consultant conducted a survey and prepared a detailed report analyzing the business, financial and compensation practices in the investment management and investment banking industries.

Based on the results of the independent compensation consultant’s annual survey and reports regarding compensation for chief executive officers in the investment management industry, the Compensation Committee authorized Mr. Fink’s compensation package for 2003, which included base salary, an incentive award (including restricted stock), and a long-term incentive award. The Compensation Committee’s decisions regarding Mr. Fink’s compensation are reported to and discussed by the full Board of Directors at its next regularly scheduled meeting.

The Compensation Committee authorized a base salary in the amount of $500,000 and an incentive award under the Performance Plan of $8,526,991. Mr. Fink received $6,101,991 of this incentive award in the form of cash and the remainder of the amount was awarded to him in the form of restricted shares of BlackRock class A common stock issued under the Stock Award and Incentive Plan. Additionally, Mr. Fink was awarded a contingent $500,000 long-term incentive award as more fully described in “Item 1: Election of Directors—Performance-Based Retention Program.”

Mr. Fink’s incentive award under the Performance Plan was tied directly to BlackRock’s performance in 2003 in accordance with the criteria set forth above, which included the following significant accomplishments:

•	Earnings for 2003 exceeded expectations and were a record $155.4 million, a 17% increase over 2002.

•	Diluted 2003 earnings per share rose 16% to $2.36 from $2.04 in 2002.

•	Assets under management were a record $309.4 billion at December 31, 2003, up 13% from $272.8 billion at December 31, 2002.

Tax policy

Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction for compensation exceeding $1 million paid to the chief executive officer and any of the executive officers included in the compensation tables preceding this report unless the payments are made under qualifying performance-based plans. For the compensation year ended December 31, 2003, these procedures were adhered to. While the Compensation Committee currently seeks to maximize the deductibility of compensation paid to such executive officers, it will maintain flexibility to take other actions that may be based on considerations other than tax deductibility.

Conclusion

Based upon its review of BlackRock’s executive compensation program, the Compensation Committee has concluded that the program’s basic structure is appropriate, competitive and effective to serve the purposes for which it was created.

MEMBERS OF THE COMPENSATION COMMITTEE

Frank T. Nickell (Chairman)

James Grosfeld

David H. Komansky

James E. Rohr

Lawrence M. Wagner

Compensation Committee Interlocks and Insider Participation

Mr. Nickell, a director of BlackRock and a member of the Compensation Committee, is the president and chief executive officer of Kelso & Company, which provides advisory services in the ordinary course of business to one of BlackRock’s subsidiaries and to a limited liability company created by BlackRock. He will take part in all meetings and discussions of the Compensation Committee, but will not take part in any decisions pertaining to the grant of stock options or restricted stock to any executive officer. See “Certain Relationships and Related Transactions—Transactions with Directors.”

Mr. Komansky, a director of BlackRock and a member of the Compensation Committee, is the former chairman and chief executive officer of Merrill Lynch, which provides to BlackRock in the ordinary course of business, investment banking, financial advisory and other services. In 2003, Mr. Komansky took part in meetings and discussions of the Compensation Committee, but did not take part in any decisions pertaining to the grant of stock options or restricted stock to any executive officer. Beginning in 2004, Mr. Komansky will take part in all meetings and discussions of the Compensation Committee and will take part in all decisions pertaining to the grant of stock options or restricted stock to executive officers. See “Certain Relationships and Related Transactions—Transactions with Directors.”

Mr. Fink’s Employment Agreement

Mr. Fink entered into an employment agreement with BlackRock with a term that commenced on October 10, 2002 and extends until the later of (i) the date that awards first become payable under the Performance-Based Retention Plan and (ii) the last possible date upon which any performance goal could be achieved under the Performance-Based Retention Plan.

During the term, Mr. Fink will serve as Chairman and Chief Executive Officer of BlackRock and will report directly to the Board of Directors, with full executive power as Chief Executive Officer of BlackRock and title and office and on a basis no less favorable than Mr. Fink’s duties, authorities and responsibilities prior to the commencement of the term.

During the term, Mr. Fink’s base salary will be no less than his base salary as of the commencement of the term. In addition, Mr. Fink will be eligible to earn, for each fiscal year during the term, an annual cash bonus on terms and conditions as determined by the Compensation Committee. As determined by the Compensation Committee, Mr. Fink will be entitled to participate in BlackRock’s long-term incentive compensation arrangements on terms and conditions no less favorable than the terms and conditions generally applicable to Mr. Fink’s peer executives at BlackRock. In addition, Mr. Fink will be entitled to participate in all other incentive, savings and retirement plans, in each case, on terms and conditions no less favorable than the terms and conditions generally applicable to Mr. Fink’s peers, but in no event will Mr. Fink’s incentive, savings and retirement benefit opportunities be less favorable in the aggregate than his opportunities before the commencement of the term. During the term, Mr. Fink will also be entitled to fringe benefits as determined by the committee, but in no event will his fringe benefits be less favorable than the most favorable fringe benefits provided to him before the commencement of the term or, if more favorable, those provided generally at any time thereafter to Mr. Fink’s peers.

If, during the term, BlackRock terminates Mr. Fink’s employment other than for cause, death or disability or if Mr. Fink resigns for “deficient opportunity” (as defined in the agreement), BlackRock will pay to Mr. Fink as severance a lump sum of (i) a pro-rata annual bonus for the year in which the date of termination occurs and (ii) an amount equal to three times the sum of Mr. Fink’s annual base salary and bonus. For purposes of determining the amount of Mr. Fink’s severance payment, the bonus will be the highest annual bonus paid to Mr. Fink with respect to the three fiscal years ending prior to the date of termination. In addition, Mr. Fink and his spouse and dependents will be entitled to continuation of welfare benefits for three years following the date of termination and Mr. Fink’s equity incentive awards or other incentive awards will immediately vest and/or be paid in full and his stock options will, from and after such vesting, remain exercisable for the remainder of their respective terms. Under the terms of the agreement, BlackRock will pay all legal fees and expenses that Mr. Fink reasonably incurs as a result of any contest over the agreement.

If any payments or benefits that Mr. Fink receives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, his employment agreement provides for an additional payment to him to restore him to the after-tax position that he would have been in, if the excise tax had not been imposed.

During Mr. Fink’s employment and for a period of one year thereafter, Mr. Fink will be subject to non-competition and non-solicitation of employees provisions. The non-competition provision will be inapplicable if Mr. Fink’s employment with BlackRock is terminated by BlackRock without cause, by reason of Mr. Fink’s death or disability or by Mr. Fink for deficient opportunity. During the term and thereafter, Mr. Fink has agreed not to disclose confidential information or to disparage BlackRock or its affiliates.

COMMON STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on BlackRock’s class A common stock from October 1, 1999 (the date BlackRock became a public company) through December 31, 2003, with the cumulative total return of the Standard & Poor’s 500 Stock Index (“S&P 500”) and the SNL Investment Adviser Index*. The graph assumes the investment of $100 in BlackRock’s class A common stock and in each of the two indices on October 1, 1999 and the reinvestment of all dividends, if any. The initial public offering price of BlackRock’s class A common stock was $14.00 per share.

	Period Ending
Index	10/01/99	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

BlackRock, Inc.	100.00	121.68	297.35	295.22	278.94	379.10
S&P 500	100.00	115.11	104.87	92.50	72.00	92.58
SNL Investment Adviser Index	100.00	116.78	186.45	166.96	126.62	176.56

*	The SNL Investment Adviser Index currently comprises the following companies: Alliance Capital Management Holdings L.P.; Affiliated Managers Group, Inc.; Franklin Resources, Inc.; BKF Capital Group, Inc.; BlackRock, Inc.; Eaton Vance Corp.; Federated Investors, Inc.; Gabelli Asset Management Inc.; U.S. Global Investors, Inc.; Hennessy Advisors, Inc.; Intrepid Capital Corp.; Integrity Mutual Funds, Inc.; Janus Capital Group; Jordan American Holdings, Inc.; Nuveen Investments, Inc.; Legg Mason, Inc.; SEI Investments Co.; T. Rowe Price Group, Inc.; Value Line, Inc.; Waddell & Reed Financial, Inc.; Westwood Holdings Group, Inc.; Winmill and Co.; and W.P. Stewart & Co. Ltd.

In accordance with the rules of the SEC, this section entitled “Common Stock Performance Graph” shall not be incorporated by reference into any future filings by BlackRock under the Securities Act or Exchange Act, and shall not be deemed to be soliciting material or to be filed under the Securities Act or the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Buy-Back

The Board of Directors approved a two million share repurchase program on January 16, 2004 pursuant to which BlackRock may make repurchases of its common stock from time to time as market conditions warrant in open market or privately negotiated transactions. In conjunction with authorizing the new share repurchase program, the Board of Directors also approved a senior management stock buy-back that authorized BlackRock to purchase senior management shares through the repurchase program. The senior management buy-back was designed to ensure that personal asset management, estate planning and tax planning by members of BlackRock’s senior management was carried out in a manner consistent with the best interests of BlackRock and its stockholders. Shares of BlackRock common stock repurchased by BlackRock under the senior management buy-back reduced the number of shares available for repurchase under the two million share repurchase program. The shares were repurchased at $58.54, the average daily closing price for the five trading days ending January 28, 2004. In total, eligible participants elected to sell 690,575 shares, representing 5.4% of the total holdings (defined as vested and unvested stock and stock options and, subject to satisfaction of performance goals, shares issuable under BlackRock’s Long-Term Retention and Incentive Plan) of senior management (8.3% of vested stock and stock options). Among the eligible participants, Mr. Fink sold 250,000 shares, Mr. Schlosstein sold 100,000 shares, Mr. Kapito sold 50,000 shares, Mr. Audet sold 25,000 shares, and Mr. Connolly sold no shares. In all cases, the sales by these executives represented less than 10% of their total holdings.

Transactions with PNC and its Subsidiaries

As of February 27, 2004, PNC beneficially owned approximately 84% of the combined voting power and approximately 71% of the shares of BlackRock’s outstanding common stock.

At December 31, 2003, PNC related accounts maintained approximately $9.9 billion of investments in the BlackRock Funds, which represents approximately 54% of the assets in the BlackRock Funds. For the year ended December 31, 2003, BlackRock earned approximately $39.8 million in investment advisory and administration fees on PNC related account investments in the BlackRock Funds. BlackRock also earned $14.2 million in investment advisory and administration fees on PNC related account investments in the BlackRock Liquidity Funds and a short term investment fund. BlackRock paid administration and servicing fees to PNC associated with maintaining these investments in 2003 totaling $26.9 million.

BlackRock acts as the investment adviser for certain separate accounts that are either sponsored by PNC affiliated entities or are PNC clients. In most instances, these advisory and administration services are provided in accordance with formal advisory agreements. BlackRock is generally compensated on the basis of fees calculated as a percentage of the market value of the assets under management. Investment advisory and administration fees for separate accounts associated with PNC affiliated entities other than BlackRock for 2003 amounted to $7.6 million.

BlackRock provides risk management advisory services to PNC’s corporate and line of business asset/liability management committees for which it received an annual fee of $5.0 million for 2003. BlackRock provides private client services to PNC Advisors, one of PNC’s businesses, for which it received an annual fee of $5.5 million for 2003.

Pursuant to an administrative services agreement, PNC provides BlackRock with certain management and administrative services. The services include legal, audit, employee benefit,

payroll and information services. As consideration for these services, BlackRock pays PNC a monthly fee based on actual usage of the services or on defined formulas that, in management’s view, result in reasonable charges. Total expense for these services was $2.1 million for 2003.

BlackRock paid $0.8 million to PNC affiliates in 2003 for referrals of institutional and individual clients.

Tax Sharing Policy and Tax Disaffiliation Agreement with PNC

Through the completion of its initial public offering, BlackRock participated in the PNC and PNC Asset Management, Inc. tax sharing policies. The PNC tax sharing policy provides, among other things, that the consolidated federal income tax liability for all 80% or more owned subsidiaries of PNC included in the PNC consolidated federal income tax return will generally be allocated to each subsidiary based on their separately calculated liability. Because BlackRock and its subsidiaries were not eligible to join PNC’s consolidated federal income tax return after March 31, 1998, the provisions of such policy related to federal income taxes were not applicable to BlackRock for federal income tax periods beginning after that date. BlackRock has, however, participated in the PNC Asset Management, Inc. tax sharing policy, the provisions of which are generally identical to those of the PNC tax sharing policy, with respect to PNC Asset Management, Inc. consolidated federal income tax returns for taxable periods beginning after March 31, 1998. BlackRock was subject to the state and municipal provisions of the PNC tax sharing policy through the completion of the initial public offering. The PNC tax sharing policy generally provides that state and municipal income tax liabilities are determined as if each PNC subsidiary has filed a separate return. In the event that a state or municipality imposes income and/or franchise taxes on two or more individual PNC subsidiaries, on a consolidated, combined or unitary basis, the income tax liability is allocated to those subsidiaries whose business operations generated the liability.

On October 6, 1999, PNC and BlackRock entered into a tax disaffiliation agreement (the “Tax Disaffiliation Agreement”) that sets forth each party’s rights and obligations with respect to income tax payments and refunds for taxable periods before and after the completion of BlackRock’s initial public offering and also addresses related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities.

As described above, prior to the completion of BlackRock’s initial public offering, BlackRock and its subsidiaries were included in consolidated, combined and unitary income and franchise tax returns with PNC and/or certain of its subsidiaries, including PNC Asset Management, Inc. Under the Tax Disaffiliation Agreement, PNC or PNC Asset Management, Inc. is responsible for preparing and filing all of such consolidated, combined and unitary income tax returns. In addition, BlackRock generally agrees to indemnify PNC and PNC Asset Management, Inc. for income taxes relating to the taxable period, or portion thereof, beginning before the completion of the initial public offering to the extent such income taxes are attributable to BlackRock. BlackRock’s share of the income tax liability with respect to federal consolidated income tax returns including PNC and/or PNC Asset Management, Inc. generally is based upon the tax liability that would have been incurred by BlackRock and its subsidiaries if such group had filed its own federal consolidated income tax return and with respect to state or municipal combined or unitary income or franchise tax returns including PNC and/or certain of its subsidiaries is generally based upon an allocation to BlackRock of a percentage of the total tax liability based upon BlackRock’s level of activity in such state or municipality. PNC and PNC Asset Management, Inc. agreed to indemnify BlackRock for all other income and franchise taxes relating to the taxable period, or portion thereof, ending on or before the completion of BlackRock’s initial public offering. PNC and PNC Asset Management, Inc. also have exclusive control over any audits or other proceedings involving claims made by taxing authorities with respect to such consolidated, combined or unitary tax returns, notwithstanding that such audits or proceedings may result in a liability to BlackRock under the Tax Disaffiliation Agreement. PNC is obligated to consult with BlackRock and take the best interests of all parties into account in the conduct of such audits or proceedings.

Upon completion of the initial public offering, BlackRock began filing its own separate consolidated federal income tax return for taxable periods beginning after the date of BlackRock’s initial public offering. BlackRock will file separate state and municipal income and franchise tax returns or may be included in state and municipal income and franchise tax returns with one or more PNC subsidiaries on a combined or unitary basis. If BlackRock is included in a group’s combined or unitary state or municipal income tax filing with other PNC subsidiaries, BlackRock’s share of the group’s liability will generally be based upon an allocation to BlackRock of a percentage of the total tax liability based upon BlackRock’s level of activity in such state or municipality.

IPO Agreement with PNC

General

BlackRock entered into an initial public offering agreement, dated September 30, 1999, with PNC and PNC Asset Management, Inc. (as amended, the “IPO Agreement”) which governs the parties’ respective rights and duties with respect to BlackRock’s initial public offering, and sets forth covenants BlackRock and PNC have agreed to for various periods following the initial public offering.

Subsequent Issuances of Common Stock and Additional Purchases of Common Stock by PNC

The IPO Agreement provides that at any time following BlackRock’s initial public offering until the date on which PNC or another person (a “PNC transferee”) beneficially owns less than a majority of the voting power of BlackRock’s capital stock (the “Trigger Date”), BlackRock will not, without PNC’s prior written consent, issue any shares of capital stock or any rights, warrants or options to acquire its capital stock except pursuant to employee benefit plans approved by the Board of Directors. The IPO Agreement further provides that until the Trigger Date, if BlackRock issues capital stock, PNC will be entitled, but not required, to purchase from BlackRock a number of shares of capital stock when it is issued so that PNC would continue to maintain the same proportionate economic and voting rights after the issuance as it had before the issuance of capital stock. If BlackRock issues capital stock for cash, PNC must pay the same per share price to purchase additional shares. In all other cases, the price that PNC must pay to purchase the additional shares of capital stock shall be the fair value of the class of capital stock and, with respect to class A common stock and class B common stock, shall be equal to the average of the closing prices of the class A common stock reported on the NYSE for the ten trading days prior to the completion of the issuance giving rise to PNC’s additional purchase right.

Change in Control of PNC or BlackRock

On October 10, 2002, BlackRock entered into an amendment to the IPO Agreement with PNC. The amendment provides that, subject to certain notice requirements and evaluation and cure periods, PNC must deposit its shares of voting stock and common stock of BlackRock into a voting trust and refrain from soliciting proxies from holders of outstanding BlackRock capital securities and, subject to certain exceptions, refrain from acquiring additional shares of BlackRock if, within twelve months following a change of control of PNC or a change of control of BlackRock, a majority of BlackRock’s independent directors determine that such change of control has a material adverse effect on BlackRock and that adverse effect is not cured within a further three- month period. Following the deposit of PNC’s shares into a voting trust as described above, PNC must, subject to the terms and conditions of the IPO Agreement, take one of the three following courses of action: (i) within two years, dispose of its ownership interest in BlackRock voting stock, such that neither PNC nor its affiliates is the beneficial owner of more than 4.9% of any class of voting stock of BlackRock (and any shares of class B common stock deposited by PNC into the voting trust will be converted to class A common stock upon the election of this option (i)); (ii) proceed as expeditiously as is commercially reasonable to offer to purchase all the outstanding BlackRock capital securities not held by PNC or its affiliates at the applicable Change of Control Price (which is defined in the amendment); or (iii) proceed as expeditiously as is commercially reasonable to sell its ownership interest in BlackRock capital securities, such that neither PNC nor its affiliates is the beneficial owner of more than 4.9% of any class of voting stock of BlackRock, to a third party in a transaction in which such third party offers to purchase all the outstanding shares of BlackRock not held by PNC or its affiliates at a price per share not less than the price per share offered to PNC. If PNC takes action under options (ii) or (iii) above, all awards under the Performance-Based Retention Plan will vest and be immediately payable and all stock options granted under the Stock Award and Incentive Plan will vest and be exercisable.

A “change of control of PNC” will be deemed to occur when the board of directors of PNC determines that a change of control has occurred. However, at a minimum, a change of control will be deemed to occur if: (i) any person, excluding employee benefit plans, is the beneficial owner of securities of PNC representing (A) between 20% to 40%, unless otherwise approved by the board of directors of PNC, or (B) more than 40%, of the combined voting power of PNC’s then outstanding securities; (ii) PNC consummates a merger, consolidation, share exchange, division or other reorganization or transaction with any other corporation, other than a merger, consolidation, share exchange, division or other reorganization or transaction that results in the voting securities of PNC outstanding immediately prior thereto continuing to represent at least 60% of the combined voting power immediately after such transaction of (x) PNC’s outstanding securities, (y) the surviving entity’s outstanding securities, or (z) in the case of a division, the outstanding securities of each entity resulting from the division; (iii) the stockholders of PNC approve a plan of complete liquidation or winding-up of PNC or an agreement for the sale or disposition of all or substantially all PNC’s assets; (iv) as a result of a proxy contest, members of the board of directors of PNC prior to the contest cease to constitute at least a majority of the board of directors of PNC; or (v) for any reason, members of the board of directors of PNC at the outset of any period of 24 consecutive months cease at any point during that 24-month period to constitute at least a majority of the board of directors of PNC.

A “change of control of BlackRock” will be deemed to occur if: (i) due to a transfer of BlackRock voting stock, a person other than PNC or its affiliates holds a majority of the voting power of BlackRock’s voting stock; or (ii) whether by actual or threatened proxy contest or any merger, reorganization, consolidation or similar transaction, persons who are directors of BlackRock immediately prior to such proxy contest or the execution of the agreement pursuant to which such transaction is consummated (other than a director whose initial assumption of office was in connection with a prior actual or threatened proxy contest) cease to constitute a majority of the board of directors of BlackRock or any successor entity immediately following such proxy contest or the consummation of such transaction. Notwithstanding the forgoing, a transaction or series of transactions that is approved by a majority of BlackRock’s independent directors and pursuant to which all public stockholders and employees of BlackRock are given an opportunity to participate on substantially the same terms as PNC will not be deemed to constitute a change of control of BlackRock.

Other BlackRock Covenants

PNC continues to own a significant portion of BlackRock’s outstanding voting stock. As a result, PNC will continue to include BlackRock as a “subsidiary” for various financial reporting, accounting and other purposes. Accordingly, BlackRock has agreed to certain covenants in the IPO Agreement relating to access to information, accounting policies and procedures, public disclosures and regulatory reporting, discriminatory actions against PNC and compliance with PNC agreements.

Registration Rights Agreement with PNC and Certain Employee Stockholders

PNC and BlackRock employees who hold shares of class B common stock cannot freely sell such shares without registration under the Securities Act. Accordingly, BlackRock has entered into a Registration Rights Agreement, dated October 6, 1999, with PNC Asset Management, Inc. and BlackRock employee stockholders, to provide them with registration rights relating to shares of BlackRock class A common stock into which their shares of class B common stock are convertible. On October 10, 2002, BlackRock entered into an amendment to the Registration Rights Agreement with PNC. The amendment provides that nothing contained in the Registration Rights Agreement will be deemed to prohibit PNC or its affiliates from effecting a distribution (including, but not limited to, a spin-off or a split-off) of its BlackRock common stock to the public stockholders of PNC if PNC should decide to do so.

Stockholders Agreement with PNC and Certain Employee Stockholders

BlackRock, PNC Asset Management, Inc. and certain employees of BlackRock, or its affiliates, who hold shares of BlackRock class B common stock, have entered into an amended and restated stockholders agreement (the “Stockholders Agreement”).

PNC and the employee stockholders have a voting arrangement regarding the election of directors, which is described in “Item 1: Election of Directors—Agreement on Certain Director Nominations.”

Under the terms of the Stockholders Agreement, all of the class B shares issued prior to September 1999 held by the employee stockholders may be transferred at any time; an incremental one-third of the shares issued in September 1999 may be transferred on and after each of the third, fourth and fifth anniversary dates of their issuance; and in the cases of subsequent issuances of class B common stock, such other dates as may be applicable thereto. If a holder of class B common stock attempts to transfer restricted shares of class B common stock in a transfer that is not permitted under, or would violate, the Stockholders Agreement, then that transfer will not be registered by BlackRock.

The Stockholders Agreement provides that any restrictions on shares held by an employee stockholder or permitted transferee will immediately lapse upon the termination of the employee’s employment by BlackRock without cause or good reason, or upon termination of the employee’s employment by reason of a deficient opportunity (as defined in the employment agreements) or as a result of death or disability. Immediately following the termination of an employee stockholder’s employment, all shares of unrestricted class B common stock then held by that employee will convert into shares of class A common stock.

The Stockholders Agreement and related provisions of the employment agreements provide that upon a termination of an employee’s employment by BlackRock for cause or, except for Mr. Fink, good reason or by the employee for any reason other than a deficient opportunity, death or disability, BlackRock must purchase all remaining restricted shares then held by the employee or valid transferee of the employee at the lower of:

•	the market value of the shares, which will be equal to the market value of shares of class A common stock; or

•	the cost at which the shares were originally acquired by the employee.

The Stockholders Agreement provides that any proposed transfer of class B common stock will be subject to a right of first refusal and, in certain circumstances, rights to participate in the proposed transfer by the other holders of class B common stock.

The right of first refusal and rights to participate in the proposed transfer are not applicable to transfers of shares of class B common stock among PNC affiliates, to transfers of shares by an employee stockholder to the estate, personal representative or certain family members of employee stockholders, or to certain entities which hold an economic interest for the benefit of any such persons or to BlackRock and to the transfer of shares registered in accordance with the terms of the Registration Rights Agreement. Any PNC transferee will be bound by the Stockholders Agreement and have the rights and obligations of PNC under the Stockholders Agreement.

If PNC or its affiliates or, following a change in control of PNC or BlackRock, any successor offers to purchase or purchases all outstanding shares of class A common stock or class B common stock or purchases sufficient shares of class A common stock to cause such stock to be delisted, it must also offer to purchase all outstanding shares of class B common stock or other capital stock held by employee stockholders at fair value, which, with respect to both class A common stock and class B common stock, shall be the highest price paid for class A common stock or class B common stock as applicable, and offer to cancel all BlackRock stock options held by each employee stockholder, if any, for a cash payment in an amount based upon the excess of the price offered to other stockholders over the exercise price of such stock options.

On October 10, 2002, BlackRock entered into an amendment to the Amended and Restated Stockholders Agreement with PNC. The amendment provides that nothing contained in the Amended and Restated Stockholders Agreement will be deemed to prohibit PNC or its affiliates from effecting a distribution (including, but not limited to, a spin-off or a split-off) of its BlackRock common stock to the public stockholders of PNC if PNC should decide to do so. The amendment also provides that the Amended and Restated Stockholders Agreement will remain in effect in the event PNC ceases to own shares of class B common stock as a result of such shares converting to shares of class A common stock in accordance with the terms of the IPO Agreement, as amended. A “change of control of PNC” and a “change of control of BlackRock” will have the same meanings assigned to such terms in the IPO Agreement, as amended.

Transactions with Directors

Frank T. Nickell, a director of BlackRock since December 1999, is the president and chief executive officer of Kelso & Company, a firm that manages private equity investment partnerships and private equity investments. Pursuant to a consulting agreement, Kelso & Company acts as a consultant to BlackRock Financial Management, Inc., an indirect wholly owned subsidiary of BlackRock. BlackRock Financial Management, Inc. paid or has payable $1.4 million in fees in 2003 pursuant to the consulting agreement with Kelso & Company. In addition, pursuant to an advisory agreement, Kelso & Company acts as an advisor to Magnetite Asset Investors L.L.C., a limited liability company created by BlackRock to pursue investment opportunities in the high yield markets. Magnetite Asset Investors paid or has payable $2.2 million in fees in 2003 pursuant to the advisory agreement with Kelso & Company.

During 2003, Merrill Lynch, through certain of its subsidiaries, provided to BlackRock in the ordinary course of business, investment banking, financial advisory and other services. BlackRock expects to continue to engage Merrill Lynch to provide similar services in 2004. Mr. Komansky retired as chairman of the board of Merrill Lynch in April 2003 and as chief executive officer in December 2002.

From time to time, certain directors may have investments in various BlackRock investment vehicles or accounts. In addition, certain of the companies or affiliates of the companies that employ BlackRock’s independent directors may have investments in various BlackRock investment vehicles or accounts.

ITEM 2

APPROVAL OF AN AMENDMENT TO THE BLACKROCK, INC.

2002 LONG-TERM RETENTION AND INCENTIVE PLAN

Introduction

BlackRock is asking its stockholders to approve an amendment to the vesting requirements of the Performance-Based Retention Plan. Currently, the performance-based awards made to eligible employees pursuant to the plan become 100% vested if the closing price of BlackRock’s class A common stock is equal to or in excess of $65 per share for either (i) any calendar quarter during the period commencing January 1, 2005 and ending December 31, 2006 or (ii) any period of three months commencing prior to and including December 31, 2006, whichever is earlier.

The Compensation Committee set the $65 performance goal based on a total return to stockholders of approximately $23 per share based on BlackRock’s $41.70 closing stock price on December 31, 2001. To reach the $65 performance goal, BlackRock’s common stock would have had to achieve price appreciation of 56% or more during the measurement period beginning on January 1, 2002 and ending not later than March 31, 2007. When formulating this total return concept, BlackRock’s Compensation Committee did not consider the payment of dividends by BlackRock since BlackRock had never paid a dividend on its shares of common stock. In the third quarter of 2003, BlackRock began paying a $0.20 per share quarterly dividend on its common stock, which was subsequently increased by BlackRock’s Board of Directors to $0.25 per share beginning in the first quarter of 2004. BlackRock currently expects to continue to pay dividends of a similar amount in the future. BlackRock believes that the $65 performance goal should be adjusted to reflect the expected dividends. The recommended $62 performance goal retains the $23 per share total return to stockholders, but now in the form of both current dividend income and market appreciation.

The following description of the material terms of the Performance-Based Retention Plan, as amended, is qualified in its entirety by reference to the terms of the Performance-Based Retention Plan, which was attached to our 2003 Proxy Statement. You may obtain a copy of our 2003 proxy statement through our website at www.blackrock.com under the headings “Investor Relations/Financial Information and SEC Filings.” A copy may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Attached to this Proxy Statement as Appendix B is a copy of the amendment to the Performance-Based Retention Plan, which also contains one other minor amendment to the Performance-Based Retention Plan for which we are not seeking stockholder approval.

Description

Purpose

The purposes of the Performance-Based Retention Plan are to attract and retain the best available personnel for positions with BlackRock, to maintain and enhance BlackRock’s performance, and to support succession planning and the development of future management of BlackRock.

Eligible Employees

Individuals eligible to participate in the Performance-Based Retention Plan are officers and key employees of BlackRock that may be selected by the Compensation Committee to participate in the Performance-Based Retention Plan. The approximate number of individuals currently eligible to participate in the Performance-Based Retention Plan is 225.

Administration

The Performance-Based Retention Plan will be administered by the Compensation Committee. Among other things, the Compensation Committee has the authority, subject to the terms of the Performance-Based Retention Plan: (i) to select the eligible individuals to whom awards may from time to time be granted; (ii) to determine the terms and conditions of any award granted under the Performance-Based Retention Plan, except that the Compensation Committee may not grant any award under the Performance-Based Retention Plan that does not contain as a condition to vesting and payment satisfaction of one or more of the performance goals; (iii) to modify, amend or adjust the terms and conditions of any award, at any time or from time to time, except that the Compensation Committee may not adjust upwards the amount payable with respect to a qualified performance-based award or waive or alter the performance goals; and (iv) to determine to what extent and under what circumstances amounts payable with respect to an award will be deferred.

Awards

The Compensation Committee has the authority to grant any eligible individual an award that is expressed as an amount in cash, which, subject to the attainment of performance goals, will be settled in cash and common stock. The Compensation Committee will determine the eligible individuals to whom and the time or times at which awards will be granted, the number of awards to be granted to any eligible individual, and any other terms and conditions of the award.

Award Agreement

Each award will be confirmed by, and be subject to, the terms of an award agreement, the form of which will be approved by the Compensation Committee. The terms and provisions of each award agreement will be consistent with the terms of the Performance-Based Retention Plan, may differ from other award agreements, and need not be the same with respect to each recipient or eligible individual.

Performance Goals

Subject to the terms of the Performance-Based Retention Plan, and the approval of this amendment, if the closing price of BlackRock’s class A common stock is equal to or in excess of $62 per share for either (i) any calendar quarter during the period commencing January 1, 2005 and ending December 31, 2006 or (ii) any period of three months commencing prior to and including December 31, 2006, whichever is earlier, the performance goals will have been met and the award will be 100% vested. In addition:

•	If the EPS test (as defined below) is met and BlackRock’s stock performance relative to the Merrill Lynch Asset Management Universe (taking into account any addition or removal of companies) is in the 90th or higher percentile, the award will be 90% vested;

•	If the EPS test is met and BlackRock’s relative stock performance is in the 75th to the 89th percentile, the award will be 75% vested; or

•	If the EPS test is met and BlackRock’s relative stock performance is in the 50th to the 74th percentile, the award will be 50% vested.

The Compensation Committee has the authority to reduce the vesting percentage set forth above with respect to any and all awards that do not become 100% vested, and the actual amount that becomes vested may be less than the percent of the award set forth above.

To meet the EPS test, BlackRock must achieve 10% earnings per share growth on a compound annual growth rate basis from January 1, 2002 to December 31, 2006, excluding expenses related to the Performance-Based Retention Plan, and with an obligation by BlackRock to devote at least 31.5% of pre-bonus operating income to employee bonuses from 2002 to 2006.

The percentage of the award that becomes vested pursuant to the Compensation Committee’s authority is referred to as the “applicable vesting percentage.”

Maximum Limitations on Awards

The maximum amount with respect to which the Compensation Committee may grant awards during any calendar year to any individual award holder may not exceed $25,000,000. The maximum number of shares of BlackRock class A common stock that may be delivered to participants and their beneficiaries under the Performance-Based Retention Plan will be 4,000,000. If any award or portion of any award is forfeited, BlackRock common stock subject to such awards and any amounts of cash payable pursuant to such awards will again be available for grant in connection with awards under the Performance-Based Retention Plan.

The aggregate amount of all awards that will be available for payment under the Performance-Based Retention Plan will be the product of (i) the lesser of (a) $240,000,000 and (b) the sum of (x) the aggregate fair market value on the date awards vests of 4,000,000 shares of BlackRock common stock and (y) $40 million and (ii) the applicable vesting percentage. Notwithstanding any provision of the Performance-Based Retention Plan or an award agreement to the contrary, the cash portion of each award will be an amount equal to the product of (i) the award, (ii) the applicable vesting percentage and (iii) 16.67%. The stock portion of each award will be in an amount equal to the product of (i) the award, (ii) the applicable vesting percentage, (iii) 83.33% and (iv) the lesser of (a) one or (b) a fraction, the numerator of which is the fair market value of 4,000,000 shares of BlackRock common stock on the payment date and the denominator of which is $200,000,000.

Delivery of BlackRock Common Stock

Pursuant to a Share Surrender Agreement between BlackRock and PNC, PNC is obligated to deliver up to 4,000,000 shares of BlackRock common stock upon the vesting and payment, if any, of awards under the Performance-Based Retention Plan.

Payment of Awards

The vesting of awards will be conditioned upon the attainment of the performance goals. To the extent that the performance goals are satisfied, the awards will vest and, subject to the terms of the Performance-Based Retention Plan and the applicable award agreement, be paid to award holders on the payment date.

Subject to the terms and conditions of the Performance-Based Retention Plan, if a participant’s award was granted within ten days after the date on which awards were first granted under the Performance-Based Retention Plan, the award will be payable on any date during the period commencing on January 1, 2007 and ending on January 31, 2007 selected in the discretion of the Compensation Committee, unless the performance goals are achieved during a period of three months commencing prior to and including December 31, 2006, in which case, the award will be paid on any date, during the one-month period commencing on the date on which the performance goals are satisfied, selected in the discretion of the Compensation Committee. Subject to the terms and conditions of the Performance-Based Retention Plan, if an award is granted after the initial grants are made, the award will be paid on any date as selected in the discretion of the Compensation Committee and set forth in the award agreement.

Adjustments

In the event any item of gain, loss, or expense that is reported in the financial statements of BlackRock is, as defined under United States Generally Accepted Accounting Principles, (i) extraordinary (both unusual and infrequent), as defined under the provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions (APB 30), (ii) unusual or infrequent, as defined and required to be reported under APB 30, or (iii) is the disposition of a component of an entity (discontinued operation) under the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Compensation Committee will adjust BlackRock’s earnings per share to exclude any such item for purposes of determining whether BlackRock’s EPS Test has been met. Further, in the event of a stock split, reverse stock split, or stock dividend of BlackRock or a company which is a component of the BlackRock Peer Group, the Compensation Committee, as applicable, will adjust BlackRock’s earnings per share, the BlackRock common stock price, and the common stock price of any component of the BlackRock Peer Group to insure that each of the BlackRock EPS Test and relative common stock price performances are calculated on a consistent basis of outstanding shares. Notwithstanding the foregoing, no adjustments to BlackRock’s earnings per share, the BlackRock common stock price or the common stock price of any component of the company peer group will be made for any change in outstanding shares that is not due to a stock split, reverse stock split or stock dividend.

Put Right

In the event that awards are paid, the award holder will have the option exercisable at any time during the period commencing two business days following the payment date and ending fifteen business days following the payment date to put the BlackRock common stock payable with respect to such award to BlackRock.

Nontransferability of Awards

No award will be transferable by the award holder other than (i) by will or by the laws of descent and distribution; or (ii) pursuant to a transfer to certain transferees who are specified in the Performance-Based Retention Plan. Transfers to the award holder’s permitted transferees are subject to the terms and conditions of the Performance-Based Retention Plan and the terms and conditions of any award agreement pursuant to which they were granted.

Termination of Employment

Upon a participant’s death or disability prior to the date upon which the award vests, any award held by such award holder will vest and be payable to the award holder (or, in the case of death, to the award holder’s beneficiary) as determined by the Compensation Committee, but in any event, the participant (or, in the case of death, the participant’s beneficiary) will receive no less than an amount equal to a pro-rata award amount which will vest and be payable at such time as the award would otherwise have become payable (if at all) had the participant remained in the employ of BlackRock. Upon a participant’s retirement or early retirement prior to the date upon which the award vests, any award held by such award holder will vest and be payable to the award holder as a pro-rata award at such time as and to the extent that the award would otherwise have vested and become payable had such award holder remained in the employ of BlackRock; provided that such pro rata award may be reduced by an appropriate amount as determined by the Compensation Committee consistent with BlackRock’s retirement policy in the event that an award holder incurs a termination of employment by reason of early retirement. Upon a participant’s termination for cause on or prior to the payment date, all awards held by such award holder will thereupon be immediately forfeited. Upon a participant’s termination without cause (other than for death or disability) prior to the date upon which the award vests, subject to the award holder’s compliance with any forfeiture provisions of the Performance-Based Retention Plan or any award agreement, all awards held by such award holder will vest and be payable to the award holder as a pro-rata award at such time as the award would otherwise have become payable had such award holder remained in the employ of BlackRock; provided that the Compensation Committee will have the discretion to increase the pro-rata award in such circumstances to an amount no greater than the amount that would have been payable to such award holder had the award holder remained in the employ of BlackRock through the payment date. Upon a participant’s termination of employment for any reason other than death, disability, retirement, early retirement or by BlackRock with or without cause prior to the payment date, any award held by such award holder will thereupon immediately become forfeited, unless the Compensation Committee determines otherwise, in which case such award will vest and be payable on such basis as the Compensation Committee determines in its sole discretion.

Deferral of Awards

The Compensation Committee may, from time to time, establish procedures pursuant to which an award holder may elect to defer receipt of payment of all or a portion of an award to such later time or times in lieu of receipt of such award, all on such terms and conditions as the Compensation Committee will determine.

Acceleration Event

Notwithstanding any other provision of the Performance-Based Retention Plan to the contrary, in the event of an acceleration event: unless otherwise provided in the applicable award agreement, any unvested and unpaid awards outstanding under the Performance-Based Retention Plan as of the date of the acceleration event will vest in full, any deferral or other restriction on such awards will lapse, such awards will be paid in full as promptly as practicable after the acceleration event as if (i) all performance goals with respect to such awards had been fully achieved and (ii) the applicable vesting percentage were 100 and the forfeiture provisions will be inapplicable to any award holder following an acceleration event.

An acceleration event will occur if, prior to the last date that a Performance Goal may be achieved, either of the following occurs:

•	the vote of a majority of the members of the incumbent management committee to accelerate the Performance-Based Retention Plan six months after the termination of employment of the chief executive officer of BlackRock for “deficient opportunity” or other than for “cause,” death or disability, if within 60 days following the termination of employment a successor chief executive officer fails to assume office who is either a member of the incumbent management committee or is approved by a majority of the incumbent management committee; or

•	PNC (i) becomes obligated to purchase all of the outstanding BlackRock common stock or (ii) sells its entire ownership in BlackRock common stock to a third party purchaser.

Amendment and Termination

The Board may amend, alter, or discontinue the Performance-Based Retention Plan at any time, but no amendment, alteration or discontinuation will be made that would impair the rights of an award holder under an award theretofore granted without the award holder’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment will be made without the approval of BlackRock’s stockholders to the extent such approval is required by applicable law or stock exchange rules. The Compensation Committee may amend the terms of any award theretofore granted, prospectively or retroactively, but no such amendment will cause a qualified performance-based award to cease to qualify for the Section 162(m) exemption or impair the rights of any award holder without the award holder’s consent, except such an amendment made to cause the Performance-Based Retention Plan or the award to comply with applicable law, stock exchange rules or accounting rules. Subject to the foregoing, the Board will have authority to amend the Performance-Based Retention Plan to take into account changes in law and tax and accounting rules, as well as other developments, and to grant awards that qualify for beneficial treatment under such rules without stockholder approval.

Federal Income Tax Considerations

The tax consequences of awards granted under the Performance-Based Retention Plan are complex and depend, in large part, on the surrounding facts and circumstances. This section provides a brief summary of certain significant federal income tax consequences of the Performance-Based Retention Plan, under existing U.S. law. This summary is not a complete statement of applicable law and is based upon the Internal Revenue Code, as well as administrative and judicial interpretations of the Internal Revenue Code as in effect on the date of this description. If federal tax laws, or interpretations of such laws, change in the future, the information provided here may no longer be accurate. This section does not consider state, local, or foreign tax consequences. Nor does it discuss the effect of gift, estate, or inheritance taxes.

No later than the date as of which an amount first becomes includible in a participant’s gross income for federal income tax purposes with respect to any award under the Performance-Based Retention Plan, the participant must pay to BlackRock, or make arrangements satisfactory to BlackRock regarding the payment of, any federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The participant will satisfy, in whole, the foregoing withholding liability by having BlackRock withhold from the number of shares of BlackRock common stock otherwise issuable pursuant to the settlement of the award, a number of shares of BlackRock common stock with a fair market value equal to such withholding liability. The obligations of BlackRock under the Performance-Based Retention Plan are conditional on such payment or arrangements, and BlackRock and any affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to participants.

The grant of an award is not a taxable event. Participants will recognize taxable compensation income upon the receipt of cash or stock in settlement of an award equal to the fair market value of the stock on the date that the participant receives it or the amount of cash received, as applicable.

When a participant sells his or her shares after the award has been paid, the participant generally will have a taxable capital gain (or loss). The amount of this gain (or loss) is the difference between the sale price and the fair market value of the stock on the payment date. The capital gain is considered “long term” or “short term,” depending on how long the participant has held such stock, and is taxed accordingly. The holding period is generally measured from the date the stock is paid.

Assuming compliance with the applicable withholding requirements, BlackRock generally will be entitled to a tax deduction equal to the amount of ordinary income recognized by recipients of awards in that taxable year.

Plan Benefits

The following table sets forth the minimum and maximum value of the awards that have been allocated to the individual or groups indicated below under the Performance-Based Retention Plan. All amounts awarded to the executive officers set forth below were previously awarded in 2002, except as set forth in “Item 1: Election of Directors—Long-Term Performance-Based Retention Program” above. Actual payments, if any, will depend on whether certain performance goals are achieved. For a description of the business purposes and other considerations relating to the initiation and granting of awards under the Performance-Based Retention Plan, as well as the contingencies to payment of the awards under the Performance-Based Retention Plan, see “Item 1: Election of Directors—Long-Term Performance-Based Retention Program” and “Item 1: Election of Directors—Report of the Compensation Committee” above.

BlackRock, Inc. 2002 Long Term Retention and Incentive Plan

Name and Position	Minimum Dollar Value ($)	Maximum Dollar Value ($)
Laurence D. Fink, Chairman and Chief Executive Officer	9,000,000	18,000,000
Ralph L. Schlosstein, President	5,250,000	10,500,000
Robert S. Kapito, Vice Chairman	5,500,000	11,000,000
Paul L. Audet, Chief Financial Officer	1,825,000	3,650,000
Robert P. Connolly, General Counsel and Secretary	1,300,000	2,600,000
Executive Group	22,875,000	45,750,000
Non-Executive Director Group	0	0
Non-Executive Officer Employee Group	85,330,000	170,660,000

Board Recommendation

The Board of Directors recommends a vote for the approval of the amendment to the Performance-Based Retention Plan.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2003, relating to BlackRock equity compensation plans pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares of BlackRock common stock may be granted from time to time.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities available for issuance under equity compensation plans (excluding securities reflected in first column)
Approved
BlackRock, Inc. 1999 Stock Award and Incentive Plan	5,448,007		$36.65	2,801,040
BlackRock, Inc. 2001 Employee Stock Purchase Plan	40,000		(1)	1,050,901
Nonemployee Directors Stock Compensation Plan	—		N/A	26,875
BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan	4,000,000	(2)	N/A	(2)

Total Approved by Stockholders	9,488,007			3,878,816

Not Approved
None	—		N/A	—

Total not Approved by Stockholders	—			—

Total	9,488,007			3,878,816

(1)	85% of the lower of the fair market value on the first and last day of each six-month offering period.
(2)	Assumes that the maximum four million shares available under this plan are issued. Shares issued under this plan will be funded by a contribution of up to four million issued and outstanding shares of BlackRock common stock owned by PNC, thereby causing no dilution to existing stockholders. The actual number of shares that may be issued under the plan is the product of (i) the total dollar amount of awards granted (maximum of $240 million), (ii) the applicable vesting percentage of the award, (iii) 83.33% and (iv) the lesser of 1 or a fraction, the numerator of which is the fair market value of four million shares on the payment date of the awards and the denominator of which is $200 million. For example, if $240 million of awards was granted, the applicable vesting percentage was 90% and the fair market value of four million shares was $240 million (i.e., $60 per share), three million shares would be issued.

INDEPENDENT AUDITORS

At its meeting on February 26, 2004, the Board of Directors, upon the recommendation of its Audit Committee, appointed Deloitte & Touche LLP to serve as BlackRock’s independent auditors for 2004.

Representatives of the firm of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Incurred by BlackRock for Deloitte & Touche LLP

Aggregate fees billed to BlackRock for the fiscal years ended December 31, 2003, and 2002 by BlackRock’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are set forth below.

	2003	2002
Audit Fees (a)	$1,052,500	$263,000
Audit Related Fees (b)	394,500	308,670
Tax Fees (c)	29,750	—
All Other Fees (d)	30,000	88,750

Total	$1,506,750	$633,420

(a)	Fees for audit services billed in 2003 consisted of:
•	Audit of BlackRock’s annual financial statements. Of this amount, $589,000 relates to audit and review services rendered in connection with the consolidation of six collateralized debt obligations (“CDO”), which were consolidated effective July 1, 2003 in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities.” In December 2003, the FASB issued FIN 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”). Under guidance set forth in FIN 46R, BlackRock deconsolidated the CDOs on December 31, 2003. Therefore, these audit fees will not recur in 2004.
•	Reviews of BlackRock’s quarterly financial statements.
•	Consultation on accounting and financial reporting standards arising during the course of the audit or review.
•	Review of annual and interim report materials.
•	Assessment of enterprise risk system controls that are relied upon for annual audit purposes.
•	Review and required procedures related to SEC filings.
•	Attendance at audit committee meetings at which matters relating to the audit or review were discussed.

Fees for audit services billed in 2002 consisted of:

•	Audit of BlackRock’s annual financial statements.
•	Review of Form 10-K.
•	Reviews of BlackRock’s quarterly financial statements.
•	Review of annual report materials.
•	Attendance at audit committee meetings at which matters relating to the audit or review were discussed.

(b)	Fees for audit-related services billed in 2003 and 2002 consisted of:
•	Financial accounting and reporting consultations not arising in the ordinary course of the audit or review.
•	Advisory services pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
•	Association of Investment Management and Research Performance Presentation Standard (AIMR-PPS) verification.
•	Performance of agreed upon procedures.

(c)	During 2003, tax services reflect consultations regarding tax issues related to client accounts.

(d)	All other fees principally include services performed in conjunction with the organization of BlackRock closed-end funds. A majority of such fees were subsequently reimbursed by the funds.

Audit Committee Pre-Approval Policy

In accordance with the BlackRock Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), all audit and non-audit services performed for BlackRock by BlackRock’s independent auditors were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services (even though the pre-approval of fees is not required by the SEC rules) and the other terms of the engagement.

Periodically, and no less than at its first meeting of each fiscal year, the Audit Committee reviews and pre-approves all audit, audit-related, tax and all other services that are performed by BlackRock’s independent auditors for BlackRock. The term of the pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

In the intervals between the scheduled meetings of the Audit Committee, the Audit Committee delegates pre-approval authority under the Pre-Approval Policy to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions under the Policy to the Audit Committee at its next scheduled meeting.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,

NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Under our Bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of BlackRock at 40 East 52nd Street, New York, New York 10022. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2005 annual meeting:

•	not less than 120 days nor more than 150 days prior to the anniversary of the mailing date of BlackRock’s proxy materials for the immediately preceding annual meeting of stockholders; or

•	not later than 10 days following the day on which notice of the date of the annual meeting was mailed to stockholders or public disclosure of the date of the annual meeting was made, whichever comes first, in the event that next year’s annual meeting is not held within 30 days before or after the anniversary date of the immediately preceding annual meeting.

Assuming that our 2005 annual meeting is held within 30 days preceding the anniversary of the 2004 Annual Meeting, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by November 19, 2004. If we do not receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

The nomination notice must contain the following information about the nominee:

•	name;

•	age;

•	business and residence addresses;

•	principal occupation or employment; and

•	the class and number of shares of common stock held by the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors.

Notice of a proposed item of business must include:

•	a brief description of the substance of, and the reasons for, conducting such business at the annual meeting;

•	the stockholder’s name and address;

•	the class and number of shares of common stock held by the stockholder (with supporting documentation where appropriate);

•	any material interest of the stockholder in such business; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

As to the stockholder giving notice, the notice must include:

•	the name and record address of the stockholder;

•	the class and number of shares of BlackRock which are owned beneficially or of record by such stockholder;

•	a description of all arrangements or understandings between such stockholder and the proposed nominee and any other person or persons (including their names) pursuant to which the nomination is to be made by the stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the person in its notice; and

•	any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings to be made in connection with solicitations of proxies of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

By Order of the Board of Directors,

Robert P. Connolly

Corporate Secretary

Appendix A

February 26, 2004

Charter

Audit Committee

Board of Directors of BlackRock, Inc.

Authority and Committee Composition

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of BlackRock, Inc. (the “Company”) is established pursuant to Section 3.16(e)(ii) of the Company’s Amended and Restated Bylaws (the “Bylaws”). Committee members shall be appointed by the Board on the recommendation of the Board’s Nominating and Governance Committee and must number no less than that prescribed by any applicable law, the Bylaws or New York Stock Exchange (the “NYSE”) rules, as determined from time to time by resolution of the Board. Committee members may be replaced by the Board.

At the time of his or her appointment and during his or her tenure on the Committee, each Committee member must satisfy such standards of independence and experience prescribed by any applicable law or NYSE rule relating to the duties and responsibilities of Committee members. Each member of the Committee must be “financially literate,” as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee shall be an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “Commission”).

Committee members shall not simultaneously serve on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee. Any such determination must be disclosed in the Company’s annual proxy statement.

The Board will appoint one of the members of the Committee to serve as the Committee Chair. The Committee Chair will have authority to act on behalf of the Committee between meetings. Except as otherwise provided by resolution of the Board or the Committee or this Charter, the presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee.

The Committee shall meet as often as it determines necessary, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal auditor and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the appointment, compensation, retention, and oversight of the work of any registered public accounting firm (including resolution of disagreements between management and such accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor and any other registered public accounting firm shall report directly to the Committee.

The Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in the Commission’s rules. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

The Committee shall make regular reports to the Board, which may be oral. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.

Purpose of the Committee

The Committee’s primary purposes are to (a) assist Board oversight of (i) the integrity of the financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditor, and (iv) the compliance by the Company with legal and regulatory requirements and (b) prepare an audit committee report as required by the Commission’s rules for inclusion in the Company’s annual proxy statement.

Duties and Responsibilities of the Committee

In order to fulfill its duties and responsibilities, the Committee shall:

Financial Statement and Disclosure Matters

(a)  Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

(b)  Review and discuss with management and the independent auditor the Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis, prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

(c)  Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles.

(d)  Review and discuss with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

(e)  Review and discuss with management and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

(f)  Review and discuss reports from the independent auditor on:

(i)  All critical accounting policies and practices to be used.

(ii)  All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(iii)  Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(g)  Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

(h)  Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

(i)  Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

(j)  Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

(k)  Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

(l)  Review and evaluate the lead partner of the independent auditor team.

(m)  Obtain and review a report from the independent auditor at least annually regarding (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditor. The Committee shall present its conclusions with respect to the independent auditor to the Board.

(n)  Ensure the rotation of the audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

(o)  Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

(p)  Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

(q)  Review the adequacy and effectiveness of the Company’s internal audit function and the appointment, compensation, and replacement of the Company’s internal auditor.

(r)  Review the significant reports to management prepared by the internal auditor and management’s responses.

(s)  Discuss with the independent auditor and management the internal auditor’s responsibilities, budget, compensation and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

(t)  Obtain from the independent auditor assurance that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated.

(u)  Obtain reports from management, the Company’s internal audit function and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

(v)  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(w)  Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

(x)  Discuss with the Company’s General Counsel legal matters that may have a material impact on the Company’s financial statements or the Company’s compliance policies and any matters involving potential or ongoing material violations of laws or breaches of fiduciary duty by the Company or any of its directors, officers, employees or agents.

(y)  Prepare the audit committee report to be included in the Company’s proxy statement when and as required by the rules of the Commission.

Limitation of Committee’s Role

The Committee’s job is one of oversight as set forth in this Charter. It is not the duty of the Committee to prepare the Company’s financial statements, to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and for maintaining internal control, and the independent auditor is responsible for auditing the financial statements. Nor is it the duty of the Committee to assure compliance with laws and regulations.

In performing their duties and responsibilities, the Committee members shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Company’s officers or employees, or committees of the Board, or by any other person as to matters the members reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

Appendix B

First Amendment to the

BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan

1.  Section 1(n) of the BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan (the “Plan”) is hereby amended, effective as of the date hereof, to read in its entirety as follows:

“Company Peer Group” means those companies reported in the Merrill Lynch, Pierce, Fenner & Smith Incorporated Asset Manager Valuation Report (Alliance Capital Management Holding L.P.; Affiliated Managers Group, Inc.; AMVESCAP PLC; Franklin Resources, Inc.; BlackRock, Inc.; Eaton Vance Corp.; Federated Investors, Inc.; Gabelli Asset Management Inc.; Janus Capital Group; John Nuveen Co.; Legg Mason, Inc.; Neuberger Berman Inc.; T. Rowe Price Group, Inc.; Waddell & Reed Financial, Inc.; and W.P. Stewart & Co. Ltd. as of November 12, 2003), taking into account any addition or removal of companies as shall be made by Merrill Lynch (or such entity, that shall not be affiliated with the Company, that publishes a report on such universe if Merrill Lynch ceases to publish the report), provided that the performance of such added or removed companies shall be pro-rated through, or commencing on, respectively, the date that any such companies are removed or added. In the event that the Merrill Lynch Asset Manager Valuation Report loses three or more members after the Effective Date, then the Committee shall hire a nationally recognized independent compensation consultant to determine an equitable adjustment to the Company Peer Group, if any.

2.  Section 1(bb)(i) of the Plan is hereby amended in its entirety, effective as of the date BlackRock, Inc. obtains stockholder approval and any other required approvals for this amendment, to read as follows:

(i)  100%, if the average closing price of Common Stock is equal to or in excess of $62 per share for (A) any period of one calendar quarter during the period commencing January 1, 2005 and ending December 31, 2006, or (B) any period of three months commencing prior to and including December 31, 2006, whichever is earlier; or

3.  In all other respects the Plan is hereby confirmed.

Dated this 12th day of November, 2003.

B-1

BLACKROCK, INC.

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned appoints Paul L. Audet and Robert P. Connolly, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of class B common stock of BlackRock, Inc. held of record by the undersigned as of March 12, 2004, at the 2004 Annual Meeting of Stockholders to be held on May 11, 2004, beginning at 9:00 a.m., local time, at The New York Palace Hotel, 455 Madison Avenue, New York, New York and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

     If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1 and FOR Item 2.

     This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of BlackRock written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

     (This card is continued on the reverse side. Please sign on the reverse side and return promptly in the enclosed envelope.)

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

BLACKROCK, INC.
2004 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 11, 2004
9:00 A.M., Local Time

THE NEW YORK PALACE HOTEL
455 MADISON AVENUE
NEW YORK, NEW YORK

The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR Item 2.	Mark Here for Address Change or Comments	☐

All shares will be voted as instructed below. In the absence of instructions, all shares will be voted FOR all nominees listed in Item 1 and FOR Item 2.
					FOR	AGAINST	ABSTAIN
1.	Election of Directors.		2.	Proposal to amend the BlackRock, Inc. 2002 Long Term Retention and Incentive Plan.	☐	☐	☐
	FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below
	☐	☐
Nominees:	01 David H. Komansky 02 James E. Rohr 03 Ralph L. Schlosstein 04 Lawrence M. Wagner
FOR all nominees, except vote withheld from the following nominees (if any):

Signature _________________________________ Signature _________________________________ Date ______________
IMPORTANT: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REPRESENTATIVE CAPACITY, PLEASE SIGN NAME AND TITLE.

^ FOLD AND DETACH HERE ^

BLACKROCK, INC.

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned appoints Paul L. Audet and Robert P. Connolly, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of class A common stock of BlackRock, Inc. held of record by the undersigned as of March 12, 2004, at the 2004 Annual Meeting of Stockholders to be held on May 11, 2004, beginning at 9:00 a.m., local time, at The New York Palace Hotel, 455 Madison Avenue, New York, New York and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

     If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1 and FOR Item 2.

     This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of BlackRock written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

     If the undersigned is a participant in The PNC Financial Services Group, Inc. Incentive Savings Plan (the “ISP”), then the undersigned hereby directs PNC Bank, N.A., as Trustee of the ISP to vote all the shares of BlackRock class A common stock credited to the undersigned’s account as indicated on the reverse side at the meeting and at any adjournment(s) thereof.

     (This card is continued on the reverse side. Please sign on the reverse side and return promptly in the enclosed envelope.)

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

BLACKROCK, INC.
2004 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 11, 2004
9:00 A.M., Local Time

THE NEW YORK PALACE HOTEL
455 MADISON AVENUE
NEW YORK, NEW YORK

The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR Item 2.	Mark Here for Address Change or Comments	☐
All shares will be voted as instructed below. In the absence of instructions, all shares will be voted with respect to registered stockholders, FOR all nominees listed in Item 1 and FOR Item 2 and with respect to participants in the PNC Financial Services Group, Inc. Incentive Savings Plan, in the manner required or permitted by the governing plan documents.
					FOR	AGAINST	ABSTAIN
1.	Election of Directors.		2.	Proposal to amend the BlackRock, Inc. 2002 Long Term Retention and Incentive Plan.	☐	☐	☐
	FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below
	☐	☐
Nominees:	01 David H. Komansky 02 James E. Rohr 03 Ralph L. Schlosstein 04 Lawrence M. Wagner
FOR all nominees, except vote withheld from the following nominees (if any):

Signature _________________________________ Signature _________________________________ Date ______________
IMPORTANT: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REPRESENTATIVE CAPACITY, PLEASE SIGN NAME AND TITLE.

^ FOLD AND DETACH HERE ^

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/blk Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.